Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

July 30, 2010

among

MT HOLDING LLC,

T&A HOLDING LLC,

AECOM GOVERNMENT SERVICES, INC.,

AECOM TECHNOLOGY CORPORATION
(solely for purposes of Article XI hereof),

and

The Veritas Capital Fund II, L.P.
(solely for purposes of Article XI hereof)

relating to the purchase and sale

of

100% of the Capital Stock

of

MT HOLDING CORP.

Exhibit A - Form of Escrow Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of July 30, 2010, by and among MT Holding LLC, a Delaware limited liability company (“MTH”), T&A Holding LLC, a Delaware limited liability company (“TAH”; and together with MTH, “Sellers”), AECOM Government Services, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”), AECOM Technology Corporation, a Delaware corporation (“Parent”), solely for purposes of Article XI hereof, and The Veritas Capital Fund II, L.P., a Delaware limited partnership (“Veritas”), solely for purposes of Article XI hereof. Each of Sellers, Veritas, Parent, and Buyer is sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, MT Holding Corp., a Delaware corporation (the “Company”), through its subsidiaries, is engaged in the business of providing (i) intelligence support services, enterprise information technology services and global mission logistics and management support services to departments, agencies, and authorities of the United States Federal Government (“U.S. Government Customers”) and (ii) other professional services to other Governmental Authorities located within the United States (the “Business”);

WHEREAS, MTH and TAH are the record and beneficial owners of 816.425 and 183.575 shares, respectively, of common stock, par value $0.01 per share, of the Company (such shares, the “MTH Shares” and the “TAH Shares”, respectively), and the MTH Shares and the TAH Shares (collectively, the “Shares”) constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, Sellers desires to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS; CROSS REFERENCES

Section 1.1             Definitions; Cross References.

(a)           For purposes of this Agreement, the following terms have the following meanings:

“Acquired Companies” means the Company and its Subsidiaries, collectively; provided, that, for the avoidance of doubt, GLS and the Other JVs shall not be construed as Acquired Companies but the GLS Interest and the Other JV Interests shall constitute assets of the Acquired

Companies.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Division” means the Antitrust Division of the Department of Justice of the United States.

“Antitrust Laws” means any of the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate mergers and acquisitions and/or actions having the purpose or effect of lessening competition, monopolization or restraining trade.

“ATSA” means the Aviation and Transportation Security Act, as amended, or any successor law, and the regulations and rules issued pursuant to that statute or any successor law.

“Best Efforts” means the commercially reasonable efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of the Transaction Documents to which such Person is specified to be a party or any of the Contemplated Transactions.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Los Angeles, California are authorized or required by applicable Law to close.

“Certification” means a written document delivered under any Transaction Document by any officer or other representative of any Party, attesting to the existence or non-existence of any fact or circumstance or otherwise providing a certification to any Party, it being understood that such certification shall be deemed to have been delivered only in such officer’s or representative’s capacity as an officer or a representative of such Party (and not in any other capacity) and shall not entitle any Party to assert a claim against such officer or representative in any other capacity.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 8, 2010, by and between the Company and Parent.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means any agreement, contract, instrument, understanding, arrangement, or commitment, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“DGCL” means the General Corporation Law of the State of Delaware, as amended, or any successor law.

“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

“Employee Benefit Plan” means each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement that is maintained, sponsored or contributed to by the Acquired Companies on behalf of employees located in the United States.

“Environmental Laws” means any Laws relating to the protection of the environment, to human health and safety, or to hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the regulations and rules issued pursuant to that statute or any successor law.

“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Evaluation Material” means any information, documents or materials regarding the Acquired Companies, GLS, the Other JVs or the Business furnished or made available to Buyer and its Representatives in any “data rooms,” “virtual data rooms” or management presentations or in any other form or manner (whether in writing, by e-mail, orally, visually or otherwise) in expectation of, or in connection with, the Contemplated Transactions, including, but not limited to, the descriptive memorandum provided by Bank of America Merrill Lynch and/or BB&T Capital Markets.

“FAR” means the Federal Acquisition Regulations.

“Finally Determined” means (i) with respect to any claim for indemnification, payment or reimbursement by Buyer or any Buyer Indemnitee pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (x) has been consented to in writing by Sellers (whether pursuant to a settlement agreement or otherwise), (y) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (z) has been finally determined in accordance with the procedures set forth in Section 2.6; and (ii) with respect to any claim for indemnification, payment or reimbursement by any Seller or Seller Indemnitee pursuant to this Agreement, the amount of such claim the entitlement to which by such Person (x) has been consented to in writing by Buyer (whether pursuant to a settlement agreement or otherwise), (y) has been determined pursuant to a final, non-appealable judgment or other similar determination of a court of competent jurisdiction, or (z) has been finally determined in accordance with the procedures set forth in Section 2.6.

“FINSA” means the Foreign  Investment and National Security Act of 2007 (FINSA), as amended, or any successor law, and the regulations and rules issued pursuant to that statute or any successor law.

“FTC” means the Federal Trade Commission of the United States or any successor agency.

“GAAP” means generally accepted accounting principles in the United States.

“GLS” means Global Linguist Solutions LLC, a Delaware limited liability company.

“GLS Customer Contract” means, as applicable, the Contract or the Successor Contract, in each case as defined in the GLS Operating Agreement.

“GLS Distributable Amount” means the amount of any Net Distributable Revenue for any GLS Distribution Reference Period which includes, in whole or in part, any days which occur on or before the Closing Date.

“GLS Distribution Reference Period” means the three-month period (or other period) for which any GLS Distributable Amount has been determined.

“GLS Documents” means (i) the GLS Operating Agreement, and (ii) the Memorandum of Understanding dated as of April 20, 2009, between means DynCorp International LLC and MTI, as amended by the First Amendment dated as of May 5, 2010, and as further amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing.

“GLS Operating Agreement” means the Amended and Restated Operating Agreement for Global Linguist Solutions, LLC, dated as of April 20, 2009, as amended by the First Amendment to the Amended and Restated Operating Agreement for Global Linguist Solutions, LLC, dated as of April 20, 2009, as amended by the Second Amendment to the Amended and Restated Operating Agreement for Global Linguist Solutions, LLC, dated as of June 18, 2010, and as further amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing.

“Government Bid” means any proposal or offer, solicited or unsolicited made by an Acquired Company at any time in the one (1) year period prior to the Closing Date which, if accepted by the offeree, would result in a Government Contract.  A Government Bid (i) includes any proposal or offer made by an Acquired Company that has been accepted by the offeree but has not resulted in a Government Contract prior to the Closing Date; and (ii) does not include any proposal or offer made by an Acquired Company that has been accepted and has resulted in a Government Contract prior to the Closing Date.

“Government Contract” means any Contract of an Acquired Company that is currently active in performance or that has otherwise not been closed out and released with no further liability to an Acquired Company or Seller, or that had been active in performance at any time in the two (2) year period prior to the Closing Date, in each case between an Acquired Company, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor to any Governmental Authority, or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any federal, state, local or foreign government, governmental authority, regulatory or administrative agency, governmental department, board, bureau, agency or instrumentality, or court or tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that statute or any successor law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except for trade payables or accruals incurred in the Ordinary Course of Business; (iv) all obligations of such Person under any hedging or swap obligation or other similar arrangement; (v) all guaranties by such Person of any of the foregoing obligations of any other Person; (vi) all obligations secured by a Lien (other than a Permitted Lien) on the assets or properties of such Person, whether or not such obligations are otherwise an obligation of such Person; and (vii) all obligations of such Person for accrued interest, fees and expenses related to any of the items set forth in clauses (i) through (vi); provided, however, that such definition, as applied to any Acquired Company, shall not encompass (a) any outstanding and unpaid checks issued by such Person, (b) any refunds, rebates, warranties or similar obligations made, or entered into, by such Person to customers in the Ordinary Course of Business, (c) any obligations of such Person related to any inter-company debt between such Person, on the one hand, and any other Acquired Company, GLS or any Other JV, on the other hand, (d) any obligations of such Person for the payment of deferred purchase price, earn-outs or similar consideration, to the extent set forth on Schedule 1.1(a), or (e) any obligations of such Person incurred or arranged by or on behalf of Parent, Buyer or their respective Affiliates in connection with the Contemplated Transactions (whether or not permitted under this Agreement).

“Intellectual Property” means any of the following: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) internet domain names; and (v) trade secrets and know-how.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge of Sellers” or any similar phrase means the actual knowledge, without any duty of investigation or inquiry, of each of the following individuals: (i) Ronald J. Thomas, Gerard Decker, Mark Kleckner, and Douglas Lee, (ii) solely with respect to any representation of Sellers relating to GLS and the GLS Customer Contract, John Houck, and (iii) solely with respect to the matters set forth in Section 3.11, Elaine Kapetanakis.

“Law” means any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, right of first refusal, or other encumbrance of any kind in respect of such property or asset.

“Material Adverse Effect” means: (A) with respect to the Acquired Companies or the Business, any change, effect, development, circumstance, condition or worsening thereof (each, an “Effect” and, collectively, “Effects”) that individually or when taken together with all other Effects that exist at the date of determination, has a material adverse effect on the business, financial condition or results of operations of the Acquired Companies, taken as a whole, including, without limitation, the issuance, on or after December 31, 2009, by a department, agency or authority (of competent jurisdiction) of the U.S. Federal Government to any Acquired Company of a written notice of suspension or debarment of such Acquired Company from bidding for future Contracts with any U.S. Government Customer; provided, however, that, solely for purposes of clause (A) above, no Effects resulting from, relating to or arising out of the following shall be deemed to be, constitute or give rise to a Material Adverse Effect, or shall be taken into account when determining whether a Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Acquired Companies operate to the extent that such Effects do not have a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (ii) changes in general economic or political conditions in the United States, in any country in which any Acquired Company conducts business or in the global economy as a whole, to the extent such Effects do not have a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (iii) changes in the securities, credit or financial markets in general, to the extent that such Effects do not have a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (iv) any generally applicable change in Law or GAAP or interpretation of any of the foregoing to the extent that such Effects do not have a materially disproportionate effect on the Acquired Companies, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (v) Effects arising out of acts of terrorism or war or the escalation or worsening thereof, weather conditions or other force majeure events, (vi) Effects primarily related to the announcement of the execution of this Agreement or Buyer’s proposed ownership and operation of the Acquired Companies or the Business, including the loss or departure of officers or other employees or independent contractors of any Acquired Company, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on any Acquired Company’s relationships or agreements with any of its customers, suppliers or other business partners, (vii) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (viii) Effects arising out of or related to any actions taken, or failure to take action, to which Buyer has consented or requested, (ix) Effects arising out of or related to any failure by any Acquired Company to meet its internal budgets, plans or projections of its revenues, earnings, results of operations, cash flows or other measures of financial or operating performance, including any budgets, plans or projections previously made available to Buyer, (x) Effects arising out of or relating to the failure of any Government Bid to result in a Government Contract, (xi) Effects arising out of or related to any Government Contract being terminated for convenience, (xii) Effects arising out of or relating to any Government Bid protest initiated by any third party with respect to any Government Contract, (xiii) Effects arising out of or related to any matters disclosed in the Disclosure Schedules, (xiv) Effects arising out of or related to the failure of any individual employee (as opposed to a group of employees) of an Acquired Company to retain any security clearance granted to such employee by any Governmental Authority, and (xi) Effects arising out of or related to any revisions in the appropriations, budgets or priorities (spending or otherwise) of any customer or Governmental Authority; and (B) with respect to Parent, Buyer, Sellers or Veritas, any Effects that individually or when taken together with all other Effects that exist at the date of determination, are, or would reasonably be expected to be, materially adverse to the ability of such Party or Parties to consummate the Contemplated Transactions.  Unless otherwise expressly indicated, the term “Material Adverse Effect”, when used in this Agreement, refers to a Material Adverse Effect with respect to the Acquired Companies or the Sellers.

“MTI” means McNeil Technologies, Inc., a Virginia corporation.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Distributable Revenue” has the meaning assigned to such term in the GLS Operating Agreement.

“Net Escrow Income” means, as of the date of determination, all dividends, interest, distributions and other income on balances in the Escrow Account accrued since the Closing Date (net of any fees, costs and expenses of the Escrow Agent (to the extent specified in the Escrow Agreement) and any losses on investments on balances in the Escrow Account), based on the most recent written report with respect thereto then available from the Escrow Agent.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent in all material respects with such Person’s past practice.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment or supplement to any of the foregoing.

“Outside Date” means September 6, 2010; provided, however, that, (i) if, as of September 6, 2010, the condition set forth in Section 8.1(c) and all of the conditions set forth in  Section 8.2 are satisfied (or able to be satisfied with deliveries by Seller at the Closing) (including if the Closing were assumed to have occurred at such time), but one or more of the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(d) remains unsatisfied, Buyer may, in its sole discretion, by written notice to Sellers, extend the Outside Date to October 6, 2010, and (ii) if, as of September 6, 2010, the condition set forth in Section 8.1(c) and all of the conditions set forth Section 8.3 are satisfied (or able to be satisfied with deliveries by Buyer or Parent at the Closing) (including if the Closing were assumed to have occurred at such time), but one or more of the conditions set forth in Sections 8.1(a), 8.1(b) and 8.1(d) remain unsatisfied, Sellers may, in their sole discretion, by written notice to Buyer, extend the Outside Date to October 6, 2010.

“Permits” means all licenses, permits, exemptions, consents, authorizations, approvals, waiver, certificates and other authorizations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority which are material to the current conduct of the Business and which are required under any applicable Law in connection with the current conduct of the Business.

“Permitted Liens” means (i) Liens disclosed on the Current Balance Sheet; (ii) Liens for Taxes and other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (iii) mechanic’s, workmen’s, repairmen’s, materialman’s, warehousemen’s, carrier’s and other similar statutory Liens arising or incurred in the Ordinary Course of Business not yet due and payable or which are being contested in good faith; (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, or old age pension programs mandated under applicable Law or other social security programs; (v) Liens on goods in transit incurred pursuant to documentary letters of credit or otherwise securing payments under capital lease agreements; (vi) zoning, entitlement, building and other land use regulations imposed by or on behalf of any Governmental Authority having jurisdiction over any real property; (vii) the rights, if any, of third party suppliers or other vendors having possession of any properties or assets; (viii) restrictions on the transfer of securities arising under applicable securities laws; (ix) Liens which would not, individually or in the aggregate, reasonably be expected to materially detract from the value of, or materially interfere with any present or intended use of, any material property or material assets encumbered thereby; and (x) Liens listed on Schedule 1.1(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of a Straddle Period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Acquired Companies for any Post-Closing Tax Period.

“Pre-Closing McNeil Portion” means with respect to any GLS Distributable Amount, the amount equal to (x) such GLS Distributable Amount (but only to the extent of the portion thereof that is, or would be, required to be distributed by GLS to the Acquired Companies pursuant to the GLS Operating Agreement), multiplied by (y) the number of days which occur on or prior to the Closing Date and are included in the GLS Distribution Reference Period for which such GLS Distributable Amount has been determined, divided by (iii) the number of days in such GLS Distribution Reference Period.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of a Straddle Period ending as of the close of business Eastern Time on the Closing Date.

“Pre-Closing Taxes” means (i) all liability for Taxes of any of the Acquired Companies for Pre-Closing Tax Periods (including for a Straddle Period, as allocated to a Pre-Closing Tax Period in accordance with Section 7.6), and (ii) all liability of any of the Acquired Companies resulting solely by reason of the liability of the Acquired Companies pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or solely by reason of an Acquired Company having been on or prior to the Closing Date a member of any affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Acquired Company is determined or taken into account with reference to the activities, assets or other attributes of any other person or that relate to any Pre-Closing Tax Period.  Notwithstanding the foregoing, Pre-Closing Taxes shall not include the loss of, limitation on or other inability to use any net operating loss carry forward or tax credit carry forward or similar tax benefit which arose from any Pre-Closing Tax Period.

“Proceeding” means any action, audit, formal investigation, hearing, suit or other proceeding (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before, any Governmental Authority.

“Representatives” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, agent, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retention Agreements” means (i) the Retention Agreement dated as of June 3, 2010, between Maliek Ferebee and MTI, as amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing, (ii) the Retention Agreement dated as of June 3, 2010, between Douglas Lee and MTI, as amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing, (iii) the Retention Agreement dated as of June 3, 2010, between William Knasel and MTI, as amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing, (iv) the Retention Agreement dated as of June 3, 2010, between Steven Hedger and MTI, as amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing, (v) the Retention Agreement dated as of June 3, 2010, between William Vigil and MTI, as amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing and (vi) the Retention Agreement dated as of July 28, 2010 between Michael Fox and MTI, as amended, modified or supplemented from time to time up to immediately prior to the occurrence of the Closing.

“Retention Bonus” means any retention bonus referred to in a Retention Agreement.

“Retention Bonus Holdback Amount” means, as of the Closing Date, the aggregate unpaid amount of the Retention Bonuses remaining subject to payment by MTI in accordance with the Retention Agreements, after taking into account any forfeitures (determined as of the Closing Date) by the Retention Participants of their respective rights to receive Retention Bonuses (or portions thereof) under the terms of the Retention Agreements. For avoidance of doubt, before taking into account the forfeitures referred to in the foregoing sentence, the initial amount of the Retention Bonus Holdback Amount shall be $1,610,000.

“Retention Participants” means Maliek Ferebee, Douglas Lee, William Knasel, Steven Hedger, William Vigil, and Michael Fox.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the regulations and rules issued pursuant to that statute or any successor law.

“Specified Lawsuits” means, collectively, (i) Labastida et al. v. McNeil Technologies, Inc. (California Superior Court, County of San Diego, Case No. 37-2007-00074518), (ii) Williams v. McNeil Technologies, Inc. (United States District Court, Eastern District of Virginia, Case No. 1:10-CV-540), and (iii) Jenkins v. McNeil Technologies, Inc. (United States District Court, Eastern District of Virginia, Case No. 1:10-CV-634).

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) required to be filed with any Governmental Authority relating to any Tax.

“Taxes” means any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, occupation, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated or other tax, custom duty, governmental fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, imposed by a Governmental Authority.

“Third Party” means any Person other than Parent, Buyer or any of their respective Affiliates.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Unsatisfied Escrow Claims” means, as of the date of determination, all claims for indemnification, payment or reimbursement by the Buyer Indemnitees, or any of them, pursuant to this Agreement which either (i) were asserted in writing prior to, and are pending on, such date or (ii) have been Finally Determined in favor of the Buyer Indemnitees, or any of them, to the extent such claims (as so Finally Determined) have not been paid from the Escrow Account as of such date.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., as amended, or any successor law, and the regulations and rules issued pursuant to that statute or any successor law.

(b)                                 In addition to the terms set forth in Section 1.1(a), the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Agreement	Caption
Alternative Transaction	Section 5.6
Balance Sheet Date	Section 3.5
Business	Recitals
Buyer	Caption
Buyer Indemnitees	Section 9.2(a)
Buyer Parties	Section 5.6
Closing	Section 2.3
Closing Balance Sheet	Section 2.6(b)
Closing Date	Section 2.3
Closing Net Working Capital	Section 2.6(a)(iv)
Closing Net Working Capital Statement	Section 2.6(b)
Closing Purchase Price	Section 2.2
Covered Persons	Section 6.3
Current Balance Sheet	Section 3.5
D & O insurance	Section 6.3(b)
D & O Tail Coverage	Section 6.3(b)
Deductible	Section 9.2(b)
Directed Closing Purchase Price	Section 2.4(a)
Effect	Section 1.1(a)
Escrow Account	Section 2.4(a)
Escrow Agent	Section 2.4(a)
Escrow Agreement	Section 2.4(a)
Financial Statements	Section 3.5

First Delayed Release Amount	Section 2.7(b)
First Scheduled Release Date	Section 2.7(b)
former D’s & O’s	Section 6.3(b)
GLS Interest	Section 3.4
Indemnified Party	Section 9.6(a)
Indemnifying Party	Section 9.6(a)
Independent Firm	Section 2.6(d)
Initial Escrow Amount	Section 2.4(a)
Interim Financial Statements	Section 3.5
Labor and Employment Matters	Section 3.18(b)
Leased Premises	Section 3.8
Leases	Section 3.8
Losses	Section 9.2(a)
Material Contract	Section 3.13
MTH	Caption
MTH Shares	Recitals
Net Working Capital	Section 2.6(a)(iii)
Net Working Capital Excess	Section 2.6(a)(ii)
Net Working Capital Shortfall	Section 2.6(a)(i)
New Plans	Section 7.4
Notice of Disagreement	Section 2.6(c)
Other JV Interests	Section 3.4
Other JVs	Section 3.4
Parent	Caption
Parties	Caption
Prime Rate	Section 2.6(d)
Purchase Price	Section 2.2
Second Delayed Release Amount	Section 2.7(c)
Second Scheduled Release Date	Section 2.7(c)
Seller Indemnitees	Section 9.3
Sellers	Caption
Shares	Recitals
Straddle Period	Section 7.6(a)
TAH	Caption
TAH Shares	Recitals
Target Net Working Capital	Section 2.6(a)(v)
Third-Party Proceeding	Section 9.6(b)
U.S. Government Customers	Recitals
Veritas	Caption

ARTICLE II

PURCHASE AND SALE

Section 2.1                                      Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.3 hereof), Sellers hereby agree to sell, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Sellers, the Shares, free and clear of all Liens, other than restrictions on transfer imposed under applicable securities laws.

Section 2.2                                      Purchase Price.  The aggregate consideration payable by Buyer for the purchase of the Shares (the “Purchase Price”) shall be an amount equal to $355,000,000 in cash (the “Closing Purchase Price”) and shall be subject to adjustment as specified elsewhere in this Agreement.  The Closing Purchase Price shall be paid as provided in Section 2.4.

Section 2.3                                      Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place on the third (3rd) Business Day following the date on which all of the conditions set forth in Article VIII of this Agreement (excluding those conditions which by their nature are to be satisfied as part of the Closing) have been satisfied or waived, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, or at such other place, time or date as the Parties hereto may agree (the date on which the Closing actually occurs, the “Closing Date”).  The Closing shall be deemed to be effective as of the close of business, Eastern Time, on the Closing Date.

Section 2.4                                      Deliveries by Buyer to Sellers.  At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

(a)                                  payment of the Closing Purchase Price, by (i) wire transfer of immediately available funds to an account or accounts designated by Sellers, by written notice to Buyer, which notice shall be delivered at least two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Sellers in such amount), of an aggregate amount (the “Directed Closing Purchase Price”) equal to the Closing Purchase Price, minus $35,500,000 (the “Initial Escrow Amount”), minus the Retention Bonus Holdback Amount, and (ii) wire transfer of immediately available funds to an account or accounts designated by JPMorgan Chase Bank, N.A., as escrow agent of the parties hereto (the “Escrow Agent”), of an aggregate amount equal to the Initial Escrow Amount, for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, among the Escrow Agent, Buyer and Sellers, in the form attached as Exhibit A hereto (the “Escrow Agreement”);

(b)                                 copies, accompanied by a Certification by a proper officer of each of Parent and Buyer, of the resolutions of such Party’s Board of Directors authorizing such Party’s execution, delivery and performance of the Transaction Documents to which such Party is specified to be a party and the performance of the Contemplated Transactions;

(c)                                  counterparts for each of the Transaction Documents to which Buyer is specified to be a party, in each case executed by a duly authorized officer of Buyer;

(d)                                 a Certification executed by a duly authorized officer of Buyer certifying to the matters set forth in Sections 8.3(a) and 8.3(b); and

(e)                                  such other documents and certificates as may be reasonably required for the Closing, as requested by Sellers, by written notice to Buyer at least two Business Days prior to the Closing Date.

Section 2.5                                      Deliveries by Sellers to Buyer.  At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

(a)                                  a written receipt for the Directed Closing Purchase Price;

(b)                                 copies, accompanied by a Certification by the manager of each Seller, of written evidence of the due authorization of such Seller’s execution, delivery and performance of the Transaction Documents to which it is specified to be a party and the performance of the Contemplated Transactions;

(c)                                  certificates representing the MTH Shares duly endorsed in blank or accompanied by stock powers or other applicable instruments of transfer duly executed by MTH in blank form or in favor of Buyer;

(d)                                 certificates representing the TAH Shares duly endorsed in blank or accompanied by stock powers or other applicable instruments of transfer duly executed by TAH in blank form or in favor of Buyer;

(e)                                  duly executed counterparts for each of the Transaction Documents to which a Seller is specified to be a party, in case duly executed by a duly authorized representative of such Person;

(f)                                    a Certification executed by duly authorized representatives of the Sellers certifying to the matters set forth in Sections 8.2(a), 8.2(b) and 8.2(c);

(g)                                 resignations of each director and officer of each Acquired Company who is not an employee of any of the Acquired Companies, effective as of the Closing Date, other than those Persons whom Buyer specifies to Sellers at least ten (10) days prior the Closing Date;

(h)                                 a Certification executed by a duly authorized representative of each Seller, in form and substance reasonably satisfactory to Buyer, to the effect that such Seller is not a “foreign person” as defined in Section 1445 of the Code; and

(i)                                     such other documents and certificates as may be reasonably required for the Closing, as requested by Buyer, by written notice to Sellers at least  two Business Days prior to the Closing Date.

Section 2.6                                      Net Working Capital Adjustment.

(a)                                  The Purchase Price shall be adjusted after the Closing by adding thereto the Net Working Capital Excess, if any, or deducting therefrom the Net Working Capital Shortfall, if any.  As used herein, the following terms shall have the definitions set forth below:

(i)                                     The term “Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital, as finally determined pursuant to Section 2.6(c) below, is less than the Target Net Working Capital.

(ii)                                  The term “Net Working Capital Excess” means the amount, if any, by which the Closing Net Working Capital, as finally determined pursuant to Section 2.6(c) below, is more than the Target Net Working Capital.

(iii)                               The term “Net Working Capital” means, as of the date and time of determination, the positive or negative difference between (i) the sum (without duplication) of the current assets of the Acquired Companies, on a consolidated basis, as of such date and time, using only the categories of current assets specified in Schedule 2.6 to be included in the calculation referred to in this clause (i) and otherwise calculated consistent with the manner in which the Closing Balance Sheet is required to be prepared pursuant to Section 2.6(b), and (ii) the sum (without duplication) of the current liabilities of the Acquired Companies, on a consolidated basis, as of such date and time, using only the categories of current liabilities specified in Schedule 2.6 to be included in the calculation referred to in this clause (ii) and otherwise calculated consistent with the manner in which the Closing Balance Sheet is required to be prepared pursuant to Section 2.6(b).

(iv)                              The term “Closing Net Working Capital” means Net Working Capital as of the close of business, Eastern Time, on the Closing Date.

(v)                                 The term “Target Net Working Capital” means Thirty Five Million Two Hundred Thousand Dollars ($35,200,000).

(b)                                 As soon as practicable following the Closing Date (and in no event later than 60 days following the Closing Date), Sellers shall prepare and deliver, or cause to be prepared and delivered, to Buyer the following: (i) an unaudited consolidated balance sheet of the Company as of the close of business, Eastern Time, on the Closing Date (the “Closing Balance Sheet”) and (ii) an unaudited statement that sets forth a calculation of Closing Net Working Capital derived from the Closing Balance Sheet (the “Closing Net Working Capital Statement”), in each case determined (x) after giving effect to any payment of Closing Indebtedness (including at the Closing), (y) without giving effect to any event or occurring after the Closing involving Buyer or the financing transactions (if any) in connection therewith and (z) without reflecting any impact of purchase accounting. Until the Closing Net Working Capital amount becomes final and binding, Buyer shall provide Sellers and their Representatives access to the books and records and employees of the Acquired Companies to the extent necessary or desirable for the preparation of the Closing Balance Sheet or the resolution of any dispute with respect thereto and shall cause the employees of the Acquired Companies to cooperate with Sellers and their Representatives in connection with the preparation by Sellers or their Representatives of the Closing Balance Sheet or the resolution of any dispute with respect thereto, provided that such access shall be provided during normal business hours upon reasonable prior notice by Sellers or their Representatives to Buyer and such access shall be arranged and provided in such manner as not to interfere unreasonably with the conduct of the ongoing business of the Acquired Companies.  The Closing Balance Sheet shall be prepared on a consolidated basis for the Acquired Companies in accordance with GAAP  applied in a manner consistent with the accounting practices, policies, judgments and methodologies used in the preparation of the Current Balance Sheet and as further described on Schedule 2.6.  Notwithstanding anything to the contrary in this Agreement or the Disclosure Schedule, the

Closing Balance Sheet shall be prepared, and the Closing Net Working Capital shall be calculated, in accordance with, and to the extent set forth in, the Addendum to Schedule 2.6.

(c)                                  The Closing Balance Sheet and calculation of the Closing Net Working Capital (as set forth in the Closing Net Working Capital Statement) shall become final and binding upon the Parties on the earlier of (i) the date Buyer notifies Sellers in writing of its acceptance of the Closing Balance Sheet and calculation of the Closing Net Working Capital (as set forth in the Closing Net Working Capital Statement) or (ii) the forty-fifth (45th) calendar day following Buyer’s receipt of the Closing Balance Sheet and Closing Net Working Capital Statement, unless Buyer notifies Sellers in writing prior to such date of its disagreement with any aspect of the Closing Balance Sheet or the calculation of the Closing Net Working Capital (as set forth in the Closing Net Working Capital Statement) (a “Notice of Disagreement”).  The Notice of Disagreement shall specify in reasonable detail the nature of any such disagreement, including Buyer’s own determination of the Closing Balance Sheet and calculation of Closing Net Working Capital.  If a Notice of Disagreement is received by Sellers within forty-five (45) days after Buyer’s receipt of the Closing Balance Sheet and the Closing Net Working Capital Statement, then (x) the Closing Net Working Capital amount (as described in clause (y) below) shall become final and binding only upon the earlier of (A) the date that Sellers and Buyer resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement, or (B) the date any disputed matters specified in the Notice of Disagreement (to the extent not previously resolved by Sellers and Buyer in writing) are finally resolved through accounting arbitration in accordance with Section 2.6(d), and (y) the final and binding Closing Net Working Capital amount shall be deemed to be the amount agreed to by Sellers and Buyer in writing, or as resolved through accounting arbitration in accordance with Section 2.6(d), as the case may be; provided  that in no event shall the final and binding Closing Net Working Capital amount be more favorable to Sellers than the amount of Closing Net Working Capital reflected in the Closing Net Working Capital Statement prepared by Sellers nor more favorable to Buyer than the amount of Closing Net Working Capital reflected in the Notice of Disagreement delivered by Buyer.

(d)                                 If a Notice of Disagreement shall be duly and timely delivered pursuant to Section 2.6(c), Sellers and Buyer shall, during the thirty (30) days following such delivery, negotiate in good faith the resolution of the disagreements specified in the Notice of Disagreement.  If, at the conclusion of such 30-day period, Sellers and Buyer have not resolved any such disagreements, then all amounts and issues specified in the Notice of Disagreement remaining in dispute shall be submitted by Sellers and Buyer for definitive resolution to an independent accounting firm of recognized national standing mutually selected by Sellers and Buyer (in either case, the “Independent Firm”), provided that if Sellers and Buyer are unable to agree on such other accounting firm within five (5) Business Days, Sellers and Buyer shall select an independent accounting firm of recognized national standing to serve as the Independent Firm by lot, based on the list of firms set forth on Schedule 2.6(d). The Independent Firm shall be engaged by Sellers and Buyer no later than ten (10) Business Days following the later to occur of (i) the conclusion of such 30-day period and (ii) the determination of the identity of the Independent Firm in accordance with this Section 2.6(d).  Each of Sellers and Buyer agrees to promptly execute, if requested by the Independent Firm, a reasonable engagement letter with respect to the determination to be made by the Independent Firm with respect to such dispute in accordance with this Section 2.6(d).  The Independent Firm shall determine only those issues specified in the Notice of Disagreement duly and timed delivered pursuant to Section 2.6(c) and still in dispute at the end of the 30-day period following the delivery thereof, and the Independent Firm’s determination shall be based upon and consistent with the terms and conditions of this Agreement and with the undisputed portions of the Closing Balance Sheet and the Closing Net Working Capital Statement.  The determination by the Independent Firm shall be based on presentations with respect to such disputed items by Sellers and Buyer to the Independent Firm and not on the Independent Firm’s independent review.  Sellers and Buyer will provide copies to one another of all written submissions to the Independent Firm and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Independent Firm.  Sellers, on the one hand, and Buyer, on the other hand, shall use their Best Efforts to make their respective presentations as promptly as practicable following submission to the Independent Firm of the disputed items (but in no event later than fifteen days after engagement of the Independent Firm), and each of Sellers, on the one hand, and Buyer, on the other hand, shall be entitled, as part of its presentation, to respond to the presentation of the other presenter and any questions and requests of the Independent Firm.  Sellers’ presentations to the Independent Firm shall be consistent with Sellers’ earlier positions set forth in the Closing Balance Sheet and Net Working Capital Statement, and Buyer’s presentations to the Independent Firm shall be consistent with Buyer’s earlier positions set forth in the Notice of Disagreement.  In deciding any matter, the Independent Firm (i) shall be bound by the provisions of this Section 2.6 and (ii) may not assign a value to any item (x) greater than the greatest value for such item claimed (1) by Sellers in the Closing Balance Sheet and the Closing Net Working Capital Statement (or in Sellers’ presentations to the Independent Firm) or (2) by Buyer in the Notice of Disagreement (or in Buyer’s presentations to the Independent Firm) or (y) less than the smallest value for such item claimed (1) by Sellers in the Closing Balance Sheet and the Closing Net Working Capital Statement (or Sellers’ presentations to the Independent Firm) or (2) by Buyer in the Notice of Disagreement (or in Buyer’s presentations to the Independent Firm).  The Independent Firm’s determination shall be made within 45 days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to Sellers and Buyer and shall be final, conclusive, non-appealable and binding for all purposes hereunder, absent manifest error by the Independent Firm.  The determination of the Independent Firm shall not be deemed an award subject to review under the Federal Arbitration Act or any other similar statute.  All fees and expenses of the Independent Firm pursuant to its engagement by Sellers and Buyer to make its determination with respect to such dispute shall be borne (i) by Sellers if the difference between the Closing Net Working Capital (as determined by the Independent Firm) and Sellers’ calculation of the Closing Net Working Capital set forth in the Closing Net Working Capital Statement is greater than the difference between the Closing Net Working Capital (as determined by the Independent Firm) and Buyer’s calculation of the Closing Net Working Capital set forth in the Notice of Disagreement, (ii) by Buyer if the first such difference is less than the second such difference, and (iii) otherwise equally by Sellers, on the one hand, and Buyer, on the other hand.

(e)                                  Until the Closing Net Working Capital amount becomes final and binding, each Party shall make available to the other Party its (and shall use its Best Efforts to cause its Representatives’) work papers, schedules and other supporting data (to the extent within the possession or control of such Party) as may reasonably be requested by such Party to enable such Party to verify the calculations of Closing Net Working Capital as set forth in the Closing Balance Sheet or the Notice of Disagreement, as the case may be, subject to the execution by the other Party of (i) customary confidentiality agreements and indemnity agreements and (ii) to the extent any work papers, schedules or other supporting data of any independent accountants are so requested, indemnity agreements in favor of such accountants as may be required by such accountants in their sole discretion.

(f)                                    Within ten (10) Business Days after the Closing Net Working Capital amount becomes final and binding, (i) if a Net Working Capital Shortfall exists, the amount of the Net Working Capital Shortfall, together with interest thereon at a rate per annum equal to the rate of interest most recently published by the Wall Street Journal as the “prime rate” at large U.S. money center banks (the “Prime Rate”) on the Closing Date (calculated on the basis of the number of days elapsed from the Closing Date to the date of payment), shall be paid to Buyer by Sellers, by wire transfer of immediately available funds to one or more accounts designated by Buyer, by written notice to Sellers, no later than ten (10) Business Days following Sellers’ receipt of such written notice from Buyer or (ii) if a Net Working Capital Excess exists, Buyer shall pay, or cause the Acquired Companies to pay, the Net Working Capital Excess, together with interest thereon at a rate per annum equal to the Prime Rate on the Closing Date (calculated on the basis of the number of days elapsed from the Closing Date to the date of payment), to Sellers by wire transfer of immediately available funds to one or more accounts designated by Sellers, by written notice to Buyer, no later than ten (10) Business Days following Buyer’s receipt of such written notice from Sellers.

(g)                                 Notwithstanding anything to the contrary set forth in this Agreement, in addition to the payment of the Closing Purchase Price referred to in Section 2.2 and the adjustments to the Purchase Price referred to in Section 2.6 above, Buyer hereby agrees that on or immediately after the Closing, Buyer shall pay, or cause the Acquired Companies to pay, to Sellers the amount of any cash and cash equivalents held by the Acquired Companies as of the Closing Date by means of a wire transfer of immediately available to one or more accounts designated by Sellers, by written notice to Buyer, which notice shall be delivered at least two (2) Business Days prior to the Closing Date.

(h)                                 Buyer’s and Sellers’ rights to indemnification pursuant to Article IX hereof (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect Buyer’s or Sellers’ rights to a full Purchase Price adjustment pursuant to this Section 2.6; provided, however, that to the extent a Party receives a Purchase Price adjustment pursuant to this Section 2.6, such Party shall not be entitled to indemnification with respect to the matter that resulted in such adjustment.

Section 2.7                                      Escrow Arrangements.

(a)                                  The Escrow Funds shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Article II and Article IX hereof.

(b)                                 On the twelve (12) month anniversary of the Closing Date, or if such date is not a Business Day, the first Business Day thereafter (such Business Day, the “First Scheduled Release Date”), Sellers and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, in accordance with Section 2.7(d), from the Escrow Funds, an amount (not less than zero) equal to (I) the amount of the Escrow Funds as of the First Scheduled Release Date in excess of the sum of (A) $17,750,000, plus (B) one-half of the Net Escrow Income as of the Scheduled Release Date, minus (II) the sum (without duplication) of all Unsatisfied Escrow Claims as of the First Scheduled Release Date (such aggregate amount, the “First Delayed Release Amount”). If, after the First Scheduled Release Date, all or any portion of the First Delayed Release Amount is Finally Determined not to be owed to the Buyer Indemnitees on behalf of which, or for whose account, the related Unsatisfied Escrow Claims have been made pursuant to this Agreement, Sellers and Buyer shall, within five (5) Business Days after such Final Determination, cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or disburse, in accordance with Section 2.7(d), from the Escrow Funds, such amount, but only to the extent not in excess of (I) the sum of the amount of the Escrow Funds determined as of the date of such release or disbursement in excess of the sum of (A) $17,750,000 plus (B) one-half of the Net Escrow Income as of the date of such release or disbursement, minus (II) the sum (without duplication) of all Unsatisfied Escrow Claims as of the date of such release or disbursement.

(c)                                  On the eighteen (18) month anniversary of the Closing Date, or if such date is not a Business Day, the first Business Day thereafter (such Business Day, the “Second Scheduled Release Date”), Sellers and Buyer shall cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release, or disburse, in accordance with Section 2.7(d), from the Escrow Funds, an amount (not less than zero) equal to (I) the amount of the Escrow Funds as of the Second Scheduled Release Date, minus (II) the sum (without duplication) of all Unsatisfied Escrow Claims as of the Second Scheduled Release Date (such aggregate amount, the “Second Delayed Release Amount”). If, after the Second Scheduled Release Date, all or any portion of the Second Delayed Release Amount is Finally Determined not to be owed to the Buyer Indemnitees on behalf of which, or for whose account, the related Unsatisfied Escrow Claims have been made pursuant to this Agreement, Sellers and Buyer shall, within five (5) Business Days after such Final Determination, cause the Escrow Agent (including by delivering joint written instructions to the Escrow Agent) to release to, or disburse, in accordance with Section 2.7(d), from the Escrow Funds, such amount, but only to the extent that the Escrow Funds, determined as of the date of such release or disbursement (immediately after giving effect to such release or disbursement), will be at least equal to the sum (without duplication) of all Unsatisfied Escrow Claims as of the date of such release or disbursement (immediately after giving effect to such release or disbursement).

(d)                                 Subject to Article IX hereof, any amounts distributed in accordance with Section 2.7(b) or 2.7(c) shall be paid by the Escrow Agent from the Escrow Funds in the Escrow Account pursuant to the written payment instructions of Sellers delivered to the Escrow Agent in accordance with the Escrow Agreement.

Section 2.8                                      GLS-Related Payments.

(a)                                  From and after the Closing, Buyer shall pay, or cause the Acquired Companies to pay, to Sellers the amount of the Pre-Closing McNeil Portion of each GLS Distributable Amount distributed by GLS to the Acquired Companies (if any), by wire transfer of immediately available funds to one or more accounts designated in writing by Sellers to Buyer, no later than two Business Days following the last to occur of (x) the making of such distribution by GLS and (y) Buyer’s receipt of Sellers’ written designation of such accounts.

(b)                                 From and after the Closing, Buyer shall (i) keep Sellers informed, in reasonable detail, on a current basis, of any discussions between the Buyer and its Affiliates (including the Acquired Companies) (and their respective Representatives), on the one hand, and DI, GLS, and their respective Affiliates (and their respective Representatives), on the other hand, regarding the calculation of the GLS Distributable Amount, and (ii) immediately following the determination of each GLS Distributable Amount (if any), deliver to Sellers a written notice specifying (A) the GLS Distributable Amount (as so finally determined), (B) the date on which the distribution of such GLS Distributable Amount is to be made by GLS, and (C) the Pre-Closing McNeil Portion of such GLS Distributable Amount, accompanied by reasonable supporting documentation for the calculation of such GLS Distributable Amount and such Pre-Closing McNeil Portion thereof (including any accruals for award fees to GLS under the GLS Customer Contract included therein).

(c)                                  Buyer covenants and agrees that it shall not, and shall cause the Acquired Companies (and its and their respective Representatives) to not, take any affirmative action, or fail to take any reasonable action within its or their control, the results of which would reasonably be expected to interfere in any material respect in maximizing the aggregate amount of the payments to be made to Sellers pursuant to Section 2.8(a) above, including, but not limited to, amending or supplementing the GLS Operating Agreement so as to alter the calculation, distribution or sharing of any GLS Distributable Amount, failing to diligently pursue the calculation and distribution of any GLS Distributable Amount, or failing to calculate any GLS Distributable Amount in accordance with pre-Closing past practice of the Acquired Companies (to the extent such practice is consistent with the applicable requirements of the GLS Operating Agreement).

(d)                                 Payment pursuant to this Section 2.8 shall be net of any reasonable costs incurred by Buyer and the Company to enforce the Company’s rights to receive payment from GLS of any amounts which Buyer is required to cause to be paid to Sellers pursuant to this Section 2.8.  For the avoidance of doubt, any amounts which are paid by Buyer or the Acquired Companies to Sellers pursuant to this Section 2.8 (before giving effect to the netting referred to in the prior sentence of this Section 2.8(d)) shall be deemed to have occurred in the portion of a Straddle Period which relate to the Pre-Closing Tax Period.

Section 2.9                                      Stock Awards.  Effective at the Closing, Buyer will cause to be established a pool for awards of Parent common stock with a value of $5,000,000 at such date.  Such stock awards will be issued to members of senior management of the Acquired Companies, based on recommendations by the CEO and COO of the Company and with the consent of Parent, such consent not to be unreasonably withheld.

Section 2.10                                Retention Bonuses.  Buyer shall cause MTI to pay, following the Closing, all Retention Bonuses in accordance with the applicable terms and conditions of the Retention Agreements.  In the event that, after the Closing, any Retention Participant forfeits his or her right to receive a Retention Bonus (or any portion thereof) under the terms of the Retention Agreement to which he or she is a party, (i) Buyer shall, within five (5) Business Days of such forfeiture, notify Sellers thereof in writing, specifying in such notice the applicable Retention Participant and the amount so forfeited, and (ii) Buyer shall pay, or cause MTI to pay, such forfeited amount to Sellers by wire transfer of immediately available funds to one or more accounts designated by Sellers, no later than five (5) Business Days following Buyer’s receipt of Sellers’ wire transfer instructions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules (subject to the immediately following sentence) prepared by Sellers and delivered to Buyer simultaneously with the execution of this Agreement, Sellers represent and warrant to Buyer that all of the statements contained in this Article III are true as of the date hereof or, if made as of a specified date, as of such date.  For purposes of the representations and warranties of Sellers contained herein, disclosure in any of the Disclosure Schedule of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Sellers calling for disclosure of such information to the extent that it is reasonably apparent that such disclosure of such facts or circumstances applies to such representations or warranties.

Section 3.1                                      Organization and Good Standing.  Each of Sellers and the Acquired Companies is a legal entity validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Veritas is a limited partnership validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Sellers, the Acquired Companies and Veritas is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions in which applicable Law does not provide for such qualification, licensing or being in good standing and except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate be reasonably likely to have a Material Adverse Effect on the Business. Sellers have heretofore made available to Buyer true and complete copies of the Organizational Documents of each of the Acquired Companies, GLS and the Other JVs as currently in effect.

Section 3.2                                      Authorization; Validity of Agreements.  Each of Sellers has the requisite company power and authority to execute and deliver the Transaction Documents to which it is specified to be a party and to consummate the Contemplated Transactions.  Veritas has the requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions.  The execution, delivery and performance by each Seller of the Transaction Documents to which it is specified to be a party, and the consummation by such Seller of the Contemplated Transactions, have been duly authorized by such Seller, and no other company proceedings on the part of such Seller are necessary to authorize the execution and delivery by such Seller of any Transaction Document to which it is specified to be a party or the consummation by such Seller of the Contemplated Transactions.  The execution, delivery and performance by Veritas of this Agreement, and the consummation by Veritas of the Contemplated Transactions, have been duly authorized by Veritas, and no other limited partnership proceedings on the part of Veritas are necessary to authorize the execution and delivery by Veritas of this Agreement or the consummation by Veritas of the Contemplated Transactions.  This Agreement has been duly executed and delivered by each Seller and by Veritas.  Assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Buyer, this Agreement constitutes the legal, valid and binding obligation of each of Sellers and Veritas, enforceable against such Person in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which a Seller is specified to be a party (when executed and delivered by such Seller) shall constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3                                      Consents and Approvals; No Violations.  Neither the execution, delivery or performance by the Sellers or Veritas of any Transaction Document to which they are specified to be parties, nor the consummation by the Sellers or Veritas of the Contemplated Transactions, will (i) violate any provision of any Organizational Documents of the Sellers, Veritas or the Acquired Companies; (ii) except with respect to consents required under the Contracts set forth on Schedule 3.3(a), result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract; (iii) violate any material Orders or Laws applicable to the Acquired Companies, Sellers or Veritas or any of the material properties or assets of the Acquired Companies; (iv) except as set forth on Schedule 3.3(b) and for filings pursuant to the HSR Act, require on the part of the Acquired Companies, Sellers or Veritas any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or properties of the Acquired Companies, Sellers or Veritas (including the Shares), except, in the cases of clauses (ii) through (v) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, Sellers or Veritas.

Section 3.4                                      Capitalization.  The authorized equity securities of the Company consist of 1,000 shares of common stock, par value $0.1 per share, of which 1,000 shares are issued and outstanding and constitute the Shares.  MTH is, and will be on the Closing Date, the record and beneficial owner and holder of the MTH Shares, free and clear of all Liens, other than restrictions on transfer imposed under applicable securities Laws, and TAH is, and will be on the Closing Date, the record and beneficial owner and holder of the TAH Shares, free and clear of all

Liens, other than restrictions on transfer imposed under applicable securities Laws.  With the exception of (i) the MTH Shares (which are owned by MTH) and (ii) the TAH Shares (which are owned by TAH), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired Companies, a 49% ownership interest in GLS is owned of record and beneficially by one or more of the Acquired Companies (the “GLS Interest”), and the percentage ownership interests in other Persons listed in Schedule 3.4 (such ownership interests, the “Other JV Interests”; and such other Persons, the “Other JVs”) are owned of record and beneficially by one or more of the Acquired Companies. At the Closing, (i) the outstanding equity securities and other securities of the Acquired Companies (including the Shares) will be free and clear of all Liens and no legend or other reference to any purported Lien will appear upon any certificate representing equity securities or other securities of any Acquired Company, (ii) the GLS Interest will be free and clear of all Liens (other than those arising under the GLS Documents) and no legend or other reference to any purported Lien (other than those arising under the GLS Documents) will appear upon any certificate representing the GLS Interest, and (iii) the Other JV Interests will be free and clear of all Liens (other than those arising under the Organizational Documents and Contracts listed in Schedule 3.4) and no legend or other reference to any purported Lien (other than those arising under such Organizational Documents or Contracts) will appear upon any certificate representing the Other JV Interests.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable.  The GLS Interest and the Other JV Interests have been duly authorized and validly issued, and, except as set forth in the GLS Documents or in Schedule 3.4, the Acquired Companies have no contractual obligations to make any capital contributions to GLS or the Other JVs.  Except (i) for Contracts with Sellers (which have been fully performed), (ii) Contracts among the Acquired Companies, (iii) the GLS Documents and (iv) as set forth on Schedule 3.4, there are no Contracts to which any Acquired Company or Seller is a party relating to the issuance, sale, or transfer of any equity securities of any Acquired Company, GLS or Other JV.  Except (i) for the GLS Interest and the Other JV Interests (which are owned by one or more of the Acquired Companies), (ii) for the GLS Documents, and (iii) as set forth on Schedule 3.4, no Acquired Company owns, or is a party to any Contract granting it the right or obligation to acquire (whether contingent or otherwise), any equity securities of any Person (other than another Acquired Company) or any direct or indirect equity or ownership interest in any other business.

Section 3.5                                      Financial Statements.  Sellers have heretofore delivered to Buyer the following financial statements (the “Financial Statements”): (1) audited consolidated balance sheet of the Acquired Companies as at December 31, 2009 and 2008, and the related audited consolidated statements of income, stockholder’s equity and cash flows of the Acquired Companies for the fiscal years then ended, including any related notes, schedules and other supplementary information, and (2) the unaudited interim consolidated balance sheet of the Acquired Companies as at June 30, 2010 (such balance sheet, the “Current Balance Sheet”; and such date, the “Balance Sheet Date”) and the related unaudited interim consolidated statements of income and cash flow of the Acquired Companies for the six months then ended (the “Interim Financial Statements”).  Except as set forth in the notes thereto or as disclosed in Schedule 3.5, the Financial Statements (including the footnotes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects the consolidated financial condition, income, stockholder’s equity and cash flows of the Acquired Companies at the respective dates thereof and for the respective periods covered thereby, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes.

Section 3.6                                      No Undisclosed Liabilities.  Except as described on Schedule 3.6 and except (i) as set forth in the Current Balance Sheet, (ii) for liabilities and obligations incurred by an Acquired Company in the Ordinary Course of Business since the Balance Sheet Date, (iii) for liabilities incurred in connection with this Agreement and the Contemplated Transactions, (iv) for liabilities and obligations of the Acquired Companies as of the date hereof which are not reasonably likely to amount to more than $3,000,000 in the aggregate, (v) for liabilities and obligations incurred on or after the date hereof which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, and (vi) for liabilities and obligations incurred at the request or with the consent of Buyer, no Acquired Company has any liabilities of any type or nature, whether accrued, contingent, absolute, determined, determinable or otherwise, of the kind required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 3.7                                      Absence of Certain Changes.  Except as set forth on Schedule 3.7 and except in connection with the Contemplated Transactions, since December 31, 2009, (i) the Business of the Acquired Companies has been conducted, in all material respects, in the Ordinary Course of Business, and (ii) there has not been any event or development that has had a Material Adverse Effect on the Acquired Companies.

Section 3.8                                      Real Property.  No Acquired Company owns any real property.  Schedule 3.8 lists all material real property leased or subleased by any Acquired Company as lessee or lessor as of the date hereof (the “Leased Premises”).  Sellers have made available to Buyer true, correct and complete copies of all leases relating to the Leased Premises (the “Leases”).  No Acquired Company has entered into any material sublease or material option granting to any Person (other than an Acquired Company) the right to use or occupy such Leased Premises or any portion thereof or interest therein, other than (i) those entered into in the Ordinary Course of Business or which do not materially or adversely impact the current use of the Leased Premises by the Acquired Companies or (ii) as otherwise set forth on Schedule 3.8.  With respect to each Lease, except as otherwise set forth on Schedule 3.8, (i) such Lease is a valid and binding obligation of the Acquired Company which is the lessee or lessor thereunder and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, (ii) no Acquired Company which is a party thereto nor, to the Knowledge of Sellers, any other party thereto is in material breach or material default in any respect under the terms thereof and, to the Knowledge of Sellers, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or material default or permit termination, modification or acceleration thereunder, (iii) no Acquired Company has assigned, transferred, conveyed, mortgaged, or deeded in trust any interest in the leasehold or sub-leasehold of any Lease, and (iv) no Acquired Company has received any written notice that any Leased Premises is subject to any order to be sold, condemned, expropriated or otherwise taken by any Governmental Authority, with or without payment of compensation therefor.

Section 3.9                                      Proceedings; Orders.  As of the date hereof, except as set forth on Schedule 3.9, (i) there are no Proceedings before or by any Governmental Authority, or to the

Knowledge of Sellers, investigations by any Governmental Authority, pending or, to the Knowledge of Sellers, threatened, against any Acquired Company, nor are there any Orders naming any Acquired Company or Seller, except as would not reasonably be expected to result, individually or in the aggregate, in liabilities or obligations in excess of $3,000,000 or, if non-monetary in nature, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, Sellers or Veritas, and (ii) there are no material Orders naming any Acquired Company, or by which any Acquired Company is bound, which remain outstanding or unsatisfied.

Section 3.10                                Compliance with Laws; Permits.  Except (x) with respect to matters set forth on Schedule 3.10, (y) for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, and (z) as otherwise expressly set forth in this Agreement, the Acquired Companies are in material compliance with, and since January 1, 2008 have been in material compliance with, all applicable Laws; (ii) the Acquired Companies have in force, and the Business is being conducted in material compliance with the terms and conditions of, all material Permits; (iii) no Acquired Company is in material violation or material breach of, no event has occurred which would constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, modification or acceleration) of, and no Proceedings are pending, or, to the Knowledge of Sellers, threatened, relating to the Acquired Companies’ compliance with, any material Permit; and (iv) none of the material Permits will be terminated or impaired (with such termination or impairment including suspension or debarment of any Acquired Company from bidding on any Government Contracts of U.S. Government Customers) or become terminable, in whole or in part, as a result of the occurrence of the Contemplated Transactions.

Section 3.11                                Intellectual Property.  Schedule 3.11 lists all material patents, trademarks and copyrights owned by any Acquired Company and for which applications have been filed or registrations have been obtained, whether in the United States or internationally, as of the date of this Agreement.  Except as set forth in Schedule 3.11, the Acquired Companies own or have the right to use (but not necessarily the exclusive right to use) pursuant to license, sublicense, agreement or permission, all Intellectual Property used in the Acquired Companies’ operation of the Business, as presently conducted, except where the failure to have such right would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  Except as set forth in Schedule 3.11, to the Knowledge of Sellers, the Acquired Companies’ operation of the Business, as presently conducted, does not materially infringe, misappropriate or otherwise violate the Intellectual Property of any other Person.  All filings and payments have been made to maintain in subsistence the patents, copyrights and trademarks listed on Schedule 3.11 that are owned by any Acquired Company and are registered with a Governmental Authority.  The completion of the transactions contemplated by this Agreement will not materially alter or impair any rights to use any Intellectual Property used in the Acquired Companies’ operation of the Business, as presently conducted.

Section 3.12                                Title and Sufficiency of Assets.  Except as set forth on Schedule 3.12, the Acquired Companies own, lease or have the legal rights to use, all of the material properties and assets, used or held for use in or relating to the conduct of the Business as currently conducted by the Acquired Companies and such material properties and assets are sufficient to conduct the

Business as currently conducted by the Acquired Companies.  Except as set forth on Schedule 3.12(a), the Acquired Companies have good and valid title to such material properties and assets (other than the Intellectual Property), free and clear of all Liens, except for Permitted Liens.  The representations and warranties set forth in this Section 3.12 shall not apply to Intellectual Property.  All representations and warranties relating to title to any Intellectual Property are set forth in Section 3.11.

Section 3.13                                Material Contracts.  Schedule 3.13 lists the following Contracts to which any Acquired Company is a party, or by which any of them or their assets are bound, as in effect as of the date of this Agreement (the “Material Contracts”):

(i)                                     each Contract (including any Government Contract) for the sale by the Acquired Companies (or any of them) of goods or services which (A) provides, over the remaining term thereof, for either annual payments to the Acquired Companies of at least $5,000,000 or aggregate payments to the Acquired Companies of at least $5,000,000 and (B) is not terminable by the Acquired Companies upon notice of 60 days or less for a cost (exclusive of costs arising prior to termination) of less than $2,500,000;

(ii)                                  each Contract (including any Government Contract with a subcontractor of an Acquired Company) for the purchase by the Acquired Companies (or any of them) of goods or services which (A) provides, over the remaining term thereof, for either annual payments by the Acquired Companies of at least $1.0 million  or aggregate payments by the Acquired Companies of at least $5,000,000 and (B) is not terminable by the Acquired Companies upon notice of 60 days or less for a cost (exclusive of costs arising prior to termination) of less than $2,500,000;

(iii)                               each Contract (including a note or instrument) under which any Acquired Company has incurred any Indebtedness (other than Indebtedness among the Acquired Companies, endorsements for the purpose of collection, or purchases of goods or services made under conditional sales Contracts, in each case in the Ordinary Course of Business), in each case having an outstanding principal amount in excess of $5.0 million;

(iv)                              each Contract for the acquisition and/or disposition of assets or properties, including any option to acquire (other than by lease) or sell any assets or properties, with an aggregate purchase price payable by or to the Acquired Companies of at least $1.0 million other than (A) those Contracts which have been fully performed by the Acquired Companies, and (B) those Contracts solely for the purchases or sales of goods or services in the Ordinary Course of Business;

(v)                                 each Contract consisting of (A) a joint venture agreement related to GLS or any other agreement material to GLS or its business or (B) a material joint venture agreement, a material partnership agreement or a material limited liability company operating agreement;

(vi)                              each Contract for the license of any material Intellectual Property (other than off-the-shelf software), whether licensed out by the Acquired Companies to any other Person or licensed in to the Acquired Companies by any other Person;

(vii)         each Contract materially limiting in any way the ability of the Acquired Companies to compete with any Person in any geographic location or any line of business;

(viii)        each Contract for the issuance, sale or voting of equity securities of any Acquired Company, or the grant of a stock option or similar equity security, other than those Contracts which have been fully performed by the Acquired Companies,

(ix)          each Contract with a Seller or Affiliate thereof providing for advisory, management or similar services;

(x)           each Contract constituting an employment, consulting or severance agreement with (i) any director or officer of any Acquired Company or (ii) with any employee of any Acquired Company, to the extent such Contract (A) provides, over the remaining term thereof, for an annual payments of at least $100,000 or aggregate payments by the Acquired Companies of at least $100,000 and (B) is not terminable by the Acquired Companies upon notice of 60 days or less for a cost (exclusive of costs arising prior to termination) of less than $100,000;

(xi)          each Contract, or group of related Contracts, which (A) provide, over the remaining term thereof, for payments to or from the Acquired Companies of at least $5,000,000 per year or aggregate payments to or from the Acquired Companies of at least $5,000,000 and (B) are not terminable by the Acquired Companies upon notice of 60 days or less for a cost (exclusive of costs arising prior to termination) of less than $100,000, provided that this clause (xi) shall not apply to (1) Contracts for the purchase or sale of goods and services (including Government Contracts), (2) Contracts under which Indebtedness of the Acquired Companies has been incurred, (3) Contracts for the acquisition and/or disposition of assets or properties, (4) Contracts consisting of joint venture agreements, (5) Contracts for the license of Intellectual Property, and (6) Contracts which have been fully performed by the Acquired Companies; and

(xii)         any Contract that provides for an outstanding guarantee or indemnity by the Acquired Companies (to the extent not in respect of the performance of their obligations under Contracts to which they are parties for goods or services furnished by or to them), except for any such Contract where the aggregate liability of the Acquired Companies for their guarantees or indemnification obligations thereunder is not reasonably likely to exceed, in the absence of their breach of their other covenants and agreements under such Contract, $5,000,000.

All of the foregoing Contracts disclosed in Schedule 3.13, or required to be disclosed pursuant to Section 3.13, including all amendments and modifications thereto, are referred to herein as “Material Contracts.”  Sellers have made available to Buyer current and complete copies of the documents constituting all of the Material Contracts, unless the delivery or inspection thereof would be in violation of the provisions of any such Material Contract or applicable Law (after taking into account any reasonable proposals made by Buyer for an alternative mode of access to such documents, and reasonably acceptable to Sellers, in order to avoid violating such provisions).  Buyer and Seller will mutually agree on an alternative mode of access to such documents or information.  Except as otherwise specified on Schedule 3.13 and except for such Material Contracts which expire by their terms on or prior to the Closing Date, and except for such Material Contracts as may be terminated or materially amended consistent with Section 5.1 on or after the date hereof, each Material Contract is in full force and effect, and is a legal valid and binding obligation of each Acquired Company which is a party thereto and, to the Knowledge of Sellers, of each other party thereto, enforceable in accordance with its terms (except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and no Acquired Company which is a party thereto, and to the Knowledge of Sellers, no other party thereto is (with or without the lapse of time or the giving of notice, or both) in material breach or material default thereunder, except for such breaches or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.

Section 3.14          Government Contracts.

(a)           Except as set forth in Schedule 3.14(a), (i) all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (ii) the Government Contracts are not currently the subject of bid or award protest proceedings before the U.S. Government Accountability Office or Court of Federal Claims; and (iii) no Person has notified the Acquired Companies in writing that any Governmental Authority intends to seek agreement from an Acquired Company to lower rates under any of the Government Contracts or Government Bids.

(b)           To the Knowledge of Sellers, except (x) as set forth in Schedule 3.14(b) or (y) as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect of the Acquired Companies, (i) the Acquired Companies have, in the past two (2) years, complied, in all material respects, with all terms and conditions of the Government Contracts to which they are parties and have performed all material obligations required to be performed by them thereunder; (ii) the Acquired Companies have, in the past two (2) years, complied, in all material respects, with all statutory and regulatory requirements applicable to the Government Contracts; (iii) the representations, certifications and warranties made by the Acquired Companies with respect to the Government Contracts were accurate in all material respects as of their respective effective dates, (iv) no terminations for default, cure notices, show cause notices or other similar notices, either written or orally, have been issued and remain unresolved with respect to the Government Contracts, and no events, conditions or omissions have occurred in the past two (2) years or currently exist that constitute sufficient grounds for such action; (v) no past performance evaluations disclosed to the Acquired Companies in the past two (2) years with respect to the Government Contracts have set forth a default or other material failure to perform thereunder; (vi) no money due to an Acquired Company pertaining to any Government Contracts has been withheld or set-off in the past two (2) years, nor have there been any attempts by Governmental Authorities in the past two (2) years to withhold or set-off any money due under Government Contracts; and (vii) all certified claims submitted by the Acquired Companies in the past two (2) years under the Government Contracts were accurate in all material respects as of their respective submission dates.

(c)           To the Knowledge of Sellers, except as set forth in Schedule 3.14(c), the Acquired Companies have not taken any action or received any written or oral notice from a Governmental Authority, and are not parties to any litigation which would reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) claims for price adjustments under the Truth in Negotiations Act, or (iii) other written requests for reductions in the prices of the Government Contracts, including claims based on actual or alleged defective pricing.

(d)           Except as set forth in Schedule 3.14(d), (i) no Government Contract has been terminated for default in the past two (2) years; and (ii) none of the Acquired Companies has received any written or, to the Knowledge of Sellers, oral notice, in the past two (2) years, terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

(e)           None of the Acquired Companies has, in the past two (2) years been, or is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs.  No suspension, debarment or exclusion proceeding actions with respect to Government Contracts have been commenced or, to the Knowledge of Sellers, threatened (whether orally or in writing) against any of the Acquired Companies.  To the Knowledge of Sellers, no negative determination of responsibility has been issued against any Acquired Company with respect to any outstanding quotation, bid or proposal submitted to a Governmental Authority.

(f)            Except as set forth in Schedule 3.14(f), the Acquired Companies and their respective employees who hold security clearances are in material compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(g)           None of the Acquired Companies has, in the past two (2) years, conducted, initiated or reported on any formal internal investigation to any Governmental Authority, or is currently taking substantial steps to initiate a formal internal investigation (as evidenced by the express authorization of its board of directors (or a committee thereof) or chief executive officer to commence a specific investigation), in each case with respect to any alleged material irregularity, misstatement or omission arising under or relating to a Government Bid or a Government Contract.

(h)           To the Knowledge of the Sellers, in the past two (2) years, the Acquired Companies have not engaged in any work that creates in any Government Contract any known unmitigated “Organizational Conflict of Interest” (as defined in FAR Subpart 9.5).

Section 3.15          Insurance Coverage.  Schedule 3.15 lists, as of the date hereof, all insurance policies and fidelity bonds maintained by the Acquired Companies.  To the Knowledge of Sellers, there is no claim by an Acquired Company pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid, and the Acquired Companies have complied, in all material respects, with the terms and conditions of all such policies and bonds.  To the Knowledge of Sellers, such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the Business, as currently conducted by the Acquired Companies.

Section 3.16          Environmental Matters.  Except as set forth on Schedule 3.16, to the Knowledge of Sellers, (a) the Acquired Companies are in material compliance with all Environmental Laws, except where such instances of non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies, (b) the Acquired Companies have obtained or caused to be obtained all material environmental Permits necessary for their operation of the Business to comply with all applicable material Environmental Laws, and the Acquired Companies are in material compliance with the terms and conditions of such Permits, (c) there has been no written environmental audit conducted within the past two (2) years by or on behalf of any Acquired Company with respect to the Leased Premises which has not been made available to Buyer, and (d) the Acquired Companies have not received any written notices of any Proceedings asserting any material liability against or material violation by any Acquired Company under any Environmental Law.

Section 3.17          Employee Benefit Plans.

(a)           Schedule 3.17 sets forth, as of the date hereof, a complete and accurate list of each Employee Benefit Plan.  Each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and complies in form and in operation with the applicable requirements of ERISA, the Code and other applicable Laws except for such instances of non-compliance as would not reasonably be expected to have, individually or in the aggregate, a material effect on the Acquired Companies.  Except (i) for routine claims for benefits or (ii) as otherwise set forth on Schedule 3.17, there is no Proceeding pending or, to the Knowledge of Sellers, threatened against or arising out of an Employee Benefit Plan, except for those Proceedings which would not reasonably be expected to have, individually or in the aggregate, a material effect on the Acquired Companies.  Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the IRS.  None of the Acquired Companies contributes to, or has any obligation to contribute to, or has any material liability with respect to, any Title IV Plan or any Multiemployer Plan.

(b)           Except as set forth on Schedule 3.17, there is no contract, plan or arrangement covering any employee or former employee of any Acquired Company that, individually or collectively, as a result of the Contemplated Transactions, would reasonably be expected to give rise to the payment of benefits which would not be deductible by the applicable Acquired Company by reason of Section 280G of the Code.

Section 3.18          Labor Matters.

(a)           Except as set forth in Schedule 3.18, no Acquired Company is a party to or otherwise bound by or currently negotiating in connection with entering into any collective bargaining or any other type of collective labor or union agreement, and there is no labor union or other organization representing employees of the Acquired Companies, and there are no organizing activities or collective bargaining arrangements involving the Acquired Companies that could affect employees of the Acquired Companies.  No Acquired Company is in negotiation with any relevant staff or works council to change any fundamental terms and conditions of employment.  No strike, work stoppage, lockout, labor suit or proceeding, union grievance, union representation question or labor administrative proceeding is pending or, to the Knowledge of Sellers, threatened respecting employees of the Acquired Companies, and, to the Knowledge of Sellers, no such matter has been threatened within the two (2) year period prior to the date of this Agreement.

(b)           Except as set forth on Schedule 3.18, in the two (2) years prior to the date hereof and to the present, no Acquired Company is or has been a party to Proceeding or otherwise the subject of a complaint, grievance or demand in which such Acquired Company or any of its officers, directors, supervisory or management employees was, or is, alleged to have violated any applicable Laws, or any Orders of any Governmental Authority, or any arbitration awards, relating to employment, labor practices, equal opportunity, affirmative action, nondiscrimination, harassment, retaliation, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, and/or privacy rights of employees of the Acquired Companies (collectively “Labor and Employment Matters”) that would reasonably be expected to have, individually or in the aggregate, a material effect on the Acquired Companies, nor has any Acquired Company internally conducted an audit and/or otherwise discovered any Labor and Employment Matters that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Companies.  The Acquired Companies are not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(c)           The Acquired Companies have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Acquired Companies and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor.  The Acquired Companies have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(d)           To the Knowledge of Sellers, as of the date hereof, no current officer of any of the Acquired Companies intends, or is reasonably expected, to terminate his or her employment relationship with such entity upon, or in connection with, the consummation of the transactions contemplated hereby.

(e)           Except as set forth on Schedule 3.18, in the two (2) years prior to the date hereof, no Acquired Company has effectuated (i) a “plant closing” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Acquired Companies or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign applicable Law) affecting any site of employment or facility of the Acquired Companies with respect to any site of employment or facility of any of the employees employed by them.

Section 3.19          Taxes.  Except as set forth on Schedule 3.19,

(a)           All federal and all material state, local and foreign Tax Returns required to be filed by or with respect to any Acquired Company have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects.  All Taxes due and owing by any Acquired Company, either as reported on any Tax Return, or as subsequently assessed by a taxing authority, have been paid.  No Acquired Company has granted any extension or waiver of the statute of limitations period, or of the time for assessment or collection, applicable to any Tax, Tax Return, or Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired.  No claim has ever been made in writing by a taxing authority in a jurisdiction where any Acquired Company does not file Tax Returns that the Acquired Companies are or may be subject to taxation by that jurisdiction.

(b)           There is no action, suit, proceeding, investigation, audit, claim, collection or assessment pending, being conducted or, to the Knowledge of Sellers, proposed or threatened, with respect to any Tax Return or Taxes with respect to any Acquired Company.  There are no Liens for Taxes upon any of the material assets of the Acquired Companies except Liens relating to current Taxes not yet due or for Taxes that are being contested in good faith through appropriate legal proceedings.  All Taxes which any Acquired Company is required by applicable Law to withhold or to collect have been duly withheld and collected and have been paid to the appropriate Governmental Authority, and the Acquired Companies have complied with all information reporting and withholding requirements, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.  There are no requests for rulings or determinations in respect of any Tax pending between any Acquired Company and any Governmental Authority.  There are no closing agreements or similar arrangements with any Governmental Authority with regard to the determination of the Tax liability of any Acquired Company.

(c)           No Acquired Company has received written notice of a foreign, federal, state, or local tax audit or administrative or judicial Tax proceeding which is pending or is being conducted with respect to any Acquired Company. No Acquired Company has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any Acquired Company has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any Acquired Company.  Sellers have delivered or made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Acquired Companies filed or received in the last three years and has indicated which of those Tax Returns has been audited or currently are the subject of an audit.

(d)           No Acquired Company is a party to, or is bound by, any tax indemnity agreement or tax sharing agreement (other than any such agreements solely between or among the Acquired Companies).  No Acquired Company has assumed the Tax liability of any other Person under contract (other than pursuant to the tax sharing agreements referred to in the preceding sentence).

(e)           No Acquired Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(f)            No Acquired Company has engaged, or been deemed to have engaged, in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(g)           No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

(h)           Except for the consolidated group for which the common parent is the Company, no Acquired Company has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

Section 3.20          Brokers’ or Finders’ Fees.  Except for Bank of America Merrill Lynch or BB&T Capital Markets, whose fees and expenses will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Acquired Companies or Sellers who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 3.21          Affiliate Transactions.  Except as provided for in this Agreement or as set forth on Schedule 3.21, there are no material Contracts that shall survive the Closing between any Acquired Company, on the one hand, and a Seller or Affiliate thereof (excluding the Acquired Companies), on the other hand.

Section 3.22          Dividends, Bonuses and Other Distributions.  Except as set forth in Schedule 3.22 or, on or after the date hereof, as otherwise expressly permitted by this Agreement (including, without limitation, by the proviso set forth in Section 5.1), there has been no bonus, dividend or other distribution or repurchase of assets or securities whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Sellers, in their capacities as stockholders of the Company, subsequent to December 31, 2009 by the

Acquired Companies, nor, as of the date hereof, any intent or commitment of the part of the Acquired Companies or Sellers to do the same prior to the Closing Date and, as of the date hereof, there are no such bonuses, dividends or other distributions for the benefit of the Sellers, in such capacities, accrued and unpaid.

Section 3.23          Internal Controls.  The Acquired Companies maintain a system of internal controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP and (2) to maintain accountability for assets.

Section 3.24          Absence of Certain Business Practices.  None of the Acquired Companies, nor any of their respective directors or officers acting for or on behalf of an Acquired Company, nor, to the Knowledge of the Sellers, any employee of the Acquired Companies or any consultant, agent or other Person, acting for or on the behalf of the Acquired Companies, has (a) used any corporate funds for unlawful contributions, gifts or entertainment or other unlawful expenses relating to marketing, business development or political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (c) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable provision of anti-corruption laws of similar effect, or (d) made any bribe, rebate, payoff, influence payment or kickback payment, to the extent unlawful, or other similar unlawful payment.

Section 3.25          Foreign Assets Control Regulations and Anti-Money Laundering.  None of the Acquired Companies (i) is a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) knowingly engages in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner that violates such Section 2, and (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or subject to the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.26          No Additional Representations.  Except for the representations and warranties contained in this Article III (as modified by the Schedules hereto), no Seller, nor any Affiliate thereof, nor any of Sellers’ or Sellers’ Affiliates’ respective Representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to Parent or Buyer, express or implied, at law or in equity, with respect to the Acquired Companies or the Business, including any representations and warranties as to the accuracy or completeness of any Evaluation Material or as to the future sales, revenue, profitability or success of the Acquired Companies or the Business, or any representations or warranties arising from statute or otherwise in law, from a course of dealing or a usage of trade.  All such other representations and warranties are expressly disclaimed by Sellers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that all of the statements contained in this Article IV are true as of the date hereof:

Section 4.1            Organization.  Each of Parent and Buyer is a Delaware corporation validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.  Each of Parent and Buyer is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on such Party.

Section 4.2            Authorization; Validity of Agreement.  Each of Parent and Buyer has the requisite corporate power and authority to execute and deliver the Transaction Documents to which it is specified to be a party and to consummate the Contemplated Transactions.  The execution, delivery and performance by each of Parent and Buyer of the Transaction Documents to which it is specified to be a party, and the consummation by each of Parent and Buyer of the Contemplated Transactions, have been duly authorized by such Party, and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize the execution and delivery by such Party of any Transaction Document to which it is specified to be a party or the consummation by such Party of the Contemplated Transactions.  This Agreement has been duly executed and delivered by Parent and Buyer.  Assuming the due and valid authorization, execution and delivery of this Agreement by Sellers, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Buyer, enforceable against such Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Assuming the due and valid authorization, execution and delivery thereof by each other party thereto, each other Transaction Document to which Parent or Buyer is specified to be a party (when executed and delivered by such Party) shall constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3            Consents and Approvals; No Violations.  Neither the execution, delivery or performance by Parent or Buyer of any Transaction Document to which it is specified to be a party, nor the consummation by Parent or Buyer of the Contemplated Transactions, will (i) violate any provision of any Organizational Documents of Parent or Buyer; (ii) except with respect to consents required under the Contracts set forth on Schedule 4.3, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Buyer is a party or by which Parent or Buyer or any of their respective properties or assets may be bound; it being understood that “material” for purposes of this Section 4.3 means, with respect to Parent or Buyer, any agreement or instrument, filed, or required to be filed, by Parent, Buyer or any of their respective Subsidiaries with, or disclosed, or required to be disclosed, by Parent, Buyer or any of their respective Subsidiaries in a filing with, the U.S. Securities and Exchange Commission; (iii) violate any material Orders or Laws applicable to Parent or Buyer or any of their respective material properties or assets; it being understood that a “material Order” applicable to Parent or Buyer means an Order filed, or required to be filed, by Parent, Buyer or any of their respective Subsidiaries with, or disclosed, or required to be disclosed, by Parent, Buyer or any of their respective Subsidiaries in a filing with, the U.S. Securities and Exchange Commission; or (iv) except as set forth on Schedule 4.3 and except for filings pursuant to the HSR Act, require on the part of Parent or Buyer any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except, in the cases of clause (iv) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Buyer.  Parent and Buyer acknowledge that if Buyer requests a U.S. Government Customer to recognize Buyer as a successor in interest under a Government Contract, additional notifications and U.S. Government consents not set forth on Schedule 4.3 or herein may be necessary.

Section 4.4            Purchase for Investment, etc.

(a)           Buyer is an “accredited investor” within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act.

(b)           The Shares will be acquired for investment for Buyer’s own account and not with a view to the distribution of any part thereof in violation of the Securities Act.  Buyer does not have any contract, undertaking or agreement with any Person to sell, transfer, or grant participations with respect to any of the Shares.

(c)           Buyer’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and can bear the loss of its entire investment in its Shares.

(d)           Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Buyer has conducted its own independent review and analysis of the Evaluation Material, the Acquired Companies, the Business and the assets, liabilities, results of operations and financial condition of the Acquired Companies, and acknowledges that Buyer has been provided reasonable access to certain personnel, premises and records of the Acquired Companies for such purpose and that Buyer and its Representatives have been provided with reasonable opportunities to ask questions of the officers and certain management employees of the Acquired Companies and Sellers and to acquire such certain additional information about the

Business and the financial condition of the Acquired Companies as Buyer and its Representatives have reasonably requested; provided, however, that this acknowledgement shall, in no way, abate or relieve Sellers of their obligations under Article III.

(e)           In entering into this Agreement, Parent and Buyer have relied solely upon their own investigation and analysis (provided that such reliance shall, in no way, abate or relieve Sellers of their obligations under Article III) and, notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that none of the Acquired Companies or Sellers, nor any of their respective Representatives, is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article III (as modified by the Schedules hereto), and that any claims which Parent or Buyer may have for breach of a representation or warranty shall be based solely on the representations and warranties of Sellers expressly set forth in Article III (as modified by the Schedules hereto).

(f)            Buyer acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities laws.

Section 4.5            Proceedings; Orders.  There are no Proceedings before or by any Governmental Authority, or to Buyer’s knowledge, investigations by any Governmental Authority, pending or, to Buyer’s knowledge, threatened, against Parent or Buyer, nor are there any Orders naming Parent or Buyer, except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Parent or Buyer to consummate the Contemplated Transactions.

Section 4.6            Brokers or Finders.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission in connection with the Contemplated Transactions.

Section 4.7            No Foreign Status, etc. None of Parent or Buyer or any intended transferee or assignee from Buyer of the Business, the Acquired Companies or any rights hereunder is a “foreign person” and no aspect of Parent’s or Buyer’s organization, structure, ownership, financing, operation or otherwise is capable of causing the Contemplated Transactions to be deemed a “covered transaction” as that term is defined in FINSA.  For purposes of the foregoing, a “foreign person” is any foreign national (i.e., an individual who is not a U.S. national), foreign government, or foreign Person, or any Person over which control is exercised or exercisable by a foreign national, foreign government, or any other foreign Person.  Buyer does not violate the foreign ownership prohibition under ATSA.

Section 4.8            Sufficiency of Funds.  Buyer will have, at the Closing, sufficient liquid funds (through cash on hand, credit arrangements or otherwise) (1) to pay all amounts to be paid under this Agreement, including payment of the Closing Purchase Price, (2) to make all other necessary payments of fees and expenses in connection with the Contemplated Transactions, and (3) to perform and discharge its obligations under the Transaction Documents and in connection with the Contemplated Transactions.  Buyer expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding Parent’s or Buyer’s ability to obtain financing for the consummation of the Contemplated Transactions.

Section 4.9            Solvency.  Immediately after giving effect to the Contemplated Transactions and any Indebtedness incurred by Parent, Buyer or any of their respective Affiliates in connection herewith, each of Parent, Buyer and their respective Subsidiaries, including each of the Acquired Companies, shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Parent, Buyer and their respective Subsidiaries, including each Acquired Company.  In connection with the transactions contemplated hereby, neither Parent nor Buyer has incurred, or plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE V

COVENANTS OF SELLERS

Section 5.1            Conduct of the Business Pending the Closing.  From the date hereof until the earlier of the Closing Date and the termination of this Agreement, except (A) as set forth on Schedule 5.1, (B) as required by applicable Law, (C) as otherwise contemplated by this Agreement or the other Transaction Documents or (D) with the prior consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), each Seller (1) shall cause the Acquired Companies to use their Best Efforts to conduct the Business, in all material respects, in the Ordinary Course of Business, and (2) shall not, and shall cause each Acquired Company to not:

(a)           transfer, issue, sell, authorize, sell encumber or dispose of any equity interests of any Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire equity securities of or any stock appreciation, phantom stock or other similar right with respect to any Acquired Company, provided that the foregoing restrictions shall not apply to any securities of a joint venture formed on or after the date hereof;

(b)           effect any recapitalization, reclassification or any other change in the capitalization of any Acquired Company;

(c)           adopt a plan of complete or partial liquidation, dissolution or other reorganization with respect to any Acquired Company;

(d)           except as required by applicable Law, amend the Organizational Documents of any Acquired Company (whether by merger, consolidation or otherwise);

(e)           make any material change in any method of accounting or accounting practice of any Acquired Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants, or as required by applicable Law;

(f)            permit any Acquired Company to acquire by merging or consolidating with, or purchasing substantially all the assets of, any corporation, partnership, association or other business organization or division thereof, provided that the foregoing restrictions shall not apply to the formation of a joint venture, or the transfer of assets to a joint venture (whether now or hereafter existing), with any protégé firm for which an Acquired Company is a mentor under the Small Business Administration’s Mentor-Protégé program;

(g)           sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any of the material properties or assets of the Acquired Companies, except in the Ordinary Course of Business or as described in the exception set forth in clause (f) above;

(h)           enter into any Contract materially limiting in any way the ability of the Acquired Companies to compete with any Person in any geographic location or any line of business;

(i)            subject to Section 11.12, implement any plant closing or layoff of employees of the Acquired Companies that would be reasonably expected to implicate the WARN Act (or any similar state, local or foreign Law) with respect to the Acquired Companies;

(j)            make any loan or enter into any transaction with any of its officers, directors, partners or Affiliates other (i) than arms length transactions consistent with past practice, (ii) cash dividends or (iii) pursuant to Material Contracts listed on Schedule 3.13;

(k)           terminate or modify in any material and adverse respect any Material Contract, or any government license, permit or other authorization, other than, in each case, (i) in the Ordinary Course of Business, (ii) as required by applicable Law, or (iii) as required by the terms of any Contract to which an Acquired Company is a party (to the extent such Contract is set forth on the Disclosure Schedule or is entered into in accordance with this Agreement);

(l)            enter into any new, or amend any existing, Material Contracts (including, without limitation, any real property lease agreements, other than project or client-paid offices or permanent offices where the annual base rent is less than $1,000,000, and collective bargaining agreements), except (i) any of the foregoing in the Ordinary Course of Business and consistent in all material respects with past practice, (ii) for commitments relating to capital expenditures consistent with the budget provided to Buyer prior to the date hereof), (iii) as required by applicable Law, or (iv) as required by the terms of any Contract to which an Acquired Company is a party (to the extent such Contract is set forth on the Disclosure Schedule or is entered into in accordance with this Agreement);

(m)          establish or amend any pension, retirement, profit sharing or stock bonus plan or Multiemployer Plan covering the employees of the Acquired Companies;

(n)           increase the compensation, incentive arrangements or other benefits of any officers or employees of the Acquired Companies, except for annual increases made in the Ordinary Course of Business consistent with past practice;

(o)           discharge or hire any Person as an officer of an Acquired Company or to serve in any executive capacity with the Acquired Companies, other than, in each case, (i) in the Ordinary Course of Business and on terms and conditions consistent in all material respects with past practice, (ii) as required by applicable Law, or (iii) as required by the terms of any Contract to which an Acquired Company is a party (to the extent such Contract is set forth on the Disclosure Schedule or is entered into in accordance with this Agreement); or

(p)           enter into any Contract to do anything prohibited by this Section 5.1;

provided, however, that, the foregoing notwithstanding, Sellers and/or the Acquired Companies may, prior to the Closing, use all or any portion of available cash or cash equivalents to, prior to the Closing, (A) repay any Indebtedness of the Acquired Companies or (B) declare and pay cash dividends with respect to the capital stock of the Acquired Companies.

Section 5.2            Access to Information.  From the date hereof until the Closing Date or, if earlier, termination of this Agreement, Sellers will (i) give, and will cause the Acquired Companies to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access, at reasonable times and during normal business hours, to the offices, properties, books and records of the Acquired Companies and to the books and records of Sellers relating to the Acquired Companies and the Business, (ii) furnish, and cause the Acquired Companies to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Companies and the Business as such Persons may reasonably request, and (iii) instruct the employees, counsel and financial advisors of Sellers and the Acquired Companies to cooperate with Buyer’s reasonable requests in its investigation of the Acquired Companies and the Business; provided that any investigation pursuant to this Section 5.2 shall be conducted only upon reasonable notice by Buyer to Sellers and the Acquired Companies in such manner as not to interfere unreasonably with the conduct of the Business; and provided, further, that without the prior written consent of Sellers, Buyer and its Representatives shall not be entitled to any such access, information or documents (a) to the extent that access to, or disclosure of, such information or documents would pursuant to the advice of Sellers’ counsel, waive or jeopardize, or reasonably be expected to waive or jeopardize, the attorney-client privilege or attorney work-product doctrine, (b) the disclosure of which is restricted by any Law or Order applicable to any Acquired Company or Seller, (c) the disclosure of which contravenes any Contract entered into prior to the date of this Agreement (including any confidentiality agreement to which an Acquired Company, a Seller, or an Affiliate thereof is a party), or (d) the disclosure of which would cause material competitive harm to the Acquired Companies, Sellers, or any Affiliate thereof if the Contemplated Transactions are not consummated (after taking into account any reasonable proposals made by Buyer to avoid such material competitive harm).  Buyer is not authorized to and shall not (and shall cause its Affiliates and its and their Representatives not to) contact any customer, supplier, or other material business relation of any Acquired Company prior to the Closing without the prior written consent of Sellers.  Buyer shall, and shall cause its Affiliates and its and their Representatives to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it, its Affiliates or its or their Representatives pursuant to this Section 5.2.

Section 5.3            Notices from Governmental Authorities.  From the date hereof through the Closing Date, Sellers shall, and shall cause the Acquired Companies to, promptly notify Buyer of any material notice or other communication from any Governmental Authority to any Acquired Company or Seller in connection with (a) the Contemplated Transactions; (b) matters of the type disclosed in Sections 3.9 and 3.10 hereof, the occurrence of which would result in the breach of the representations and warranties set forth in Sections 3.9 and 3.10, as if made on and as of the Closing Date, or (c) the termination, on or after the date hereof, of any Government Contracts with U.S. Government Customers constituting Material Contracts (excluding individual task orders, purchase orders or delivery orders).

Section 5.4            Resignations.  Sellers shall cause each director and officer of each Acquired Company who is not an employee of the Acquired Companies to submit his or her resignation as a director or officer of such Acquired Company, effective as of the Closing Date, other than those Persons whom Buyer specifies to Sellers at least ten (10) days prior the Closing Date.

Section 5.5            Indebtedness; Affiliate Transactions.  At the Closing, Sellers shall cause (i) all Indebtedness of the Acquired Companies to be paid in full, or otherwise discharged in full (including, without limitation, by instructing Buyer, in accordance with Section 2.4(a) to pay a portion of the Directed Closing Purchase Price to the holders of the Indebtedness of the Acquired Companies in an aggregate amount sufficient to repay all of such Indebtedness), and (ii) the release of any and all Liens on the Shares or any of the assets or properties of the Acquired Companies (other than Permitted Liens). Except as set forth on Schedule 5.5 or as otherwise expressly provided in this Agreement, Sellers shall cause, effective as of the Closing, each outstanding Contract (including those relating to management and similar fees payable by any Acquired Company to any Seller or Affiliate thereof) between a Seller or Affiliate thereof (excluding any Acquired Company), on the one hand, and any Acquired Company, on the other hand, to be terminated, without any further liability or obligations of Sellers or any Affiliate thereof, or any Acquired Company, thereunder.

Section 5.6            Acquisition Proposals.  From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, (x) Sellers will not, and will cause the Acquired Companies and the Sellers’ and the Acquired Companies’ respective Representatives not to: (i) solicit, initiate, entertain or engage in discussions or negotiations with any person (whether such discussions or negotiations are initiated by them or otherwise), or solicit proposals from any person, other than Buyer, Parent and their respective Subsidiaries and its and their respective Representatives (collectively, the “Buyer Parties”), with respect to (a) any purchase, sale or other disposition of a material portion of the business or assets of the Acquired Companies, (b) any issuances, sales or other dispositions of equity interests in the Acquired Companies (other than equity interests in a joint venture formed on or after the date hereof), (c) any mergers, acquisitions, consolidations or similar business combination transactions involving the Acquired Companies, or (d) any other transactions the purpose or effect of which would be to prevent the Transaction (each of the foregoing defined as an “Alternative Transaction”); (ii) provide any information with respect to the Acquired Companies to any person, other than a Buyer Party, in connection with an Alternative Transaction; or (iii) enter into any agreement (whether or not binding or definitive) with any person, other than a Buyer Party, concerning or relating to an Alternative Transaction; and (y) if Sellers, the Acquired Companies or any of their respective Representatives receives any unsolicited offer, proposal, communication or expression of interest regarding an Alternative Transaction or engages in any negotiations or discussions relating to an Alternative Transaction (in each case other than from a Buyer Party), Sellers shall notify Buyer and Parent of such fact (to the extent known to them).

Section 5.7            Disclosure Schedule Supplements. From time to time prior to the Closing, Sellers will supplement or amend the Disclosure Schedules with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Sellers which has been rendered inaccurate thereby.  If accepted in writing by Buyer (whose acceptance thereof will not be unreasonably withheld, delayed or conditioned), any such supplemental or amended disclosure shall be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Article IX hereof, but will not be deemed to have cured any such breach of representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article VIII hereof have been satisfied.

ARTICLE VI

COVENANTS OF BUYER

Section 6.1            Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their respective Best Efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Law, all documents and information concerning the Acquired Companies, Sellers or any of their respective Affiliates furnished to Buyer or its Affiliates in connection with the Contemplated Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or any of its Affiliates or (iii) later lawfully acquired by Buyer from sources other than the Acquired Companies or Sellers, which sources are not, to Buyer’s knowledge, subject to any legally binding obligation to the Acquired Companies to keep such information confidential; provided that Buyer may disclose such information to its Affiliates and its and their Representatives in connection with the Contemplated Transactions and to its lenders or other Persons in connection with obtaining the financing for the Contemplated Transactions so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, (x) Buyer and its Affiliates will, and will use their respective Best Efforts to cause their respective Representatives and their lenders and such other Persons to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from any Acquired Company or Seller in connection with this Agreement that are subject to such confidence and (y) Buyer shall certify in writing to Sellers that all documents and other materials subject to the confidentiality restrictions of this Section 6.1 shall have been destroyed or returned to the Acquired Companies or Sellers, as the case may be.

Section 6.2            Access.  On and after the Closing Date, during normal business hours, Buyer shall, and shall cause each of the Acquired Companies and its other Affiliates to, afford promptly to Sellers and their Representatives reasonable access to their properties, books of account, financial and other records (including, without limitation, accountants’ work papers), employees and auditors to the extent necessary in connection with any audit, investigation, dispute or litigation or other reasonable business purpose relating to Sellers’ rights or obligations under this Agreement or any of the other Transaction Documents or otherwise in connection with the Contemplated Transactions or to determine any matter relating to any period ending on or before the Closing Date; provided that any such access by Sellers shall be during normal business hours and shall not unreasonably interfere with the conduct of the business of Buyer and its Subsidiaries.

Section 6.3            Directors’ and Officers’ Indemnification; Insurance.

(a)           Buyer agrees that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each individual who, as of the Closing Date, is a present or former director or officer of an Acquired Company (the “Covered Persons”) as provided in the Organizational Documents of the applicable Acquired Company, in effect as of the date hereof, shall, with respect to matters occurring prior to the Closing Date, survive the Closing and continue in full force and effect after the Closing Date. Until the sixth (6th) anniversary of the Closing Date, the Organizational Documents of the applicable Acquired Company shall, with respect to matters occurring prior to the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Covered Persons than are set forth in the Organizational Documents of the applicable Acquired Company, in effect as of the date hereof, and such provisions shall not be amended, repealed or the rights thereunder of any Covered Person as of the Closing Date adversely affected, with respect to matters occurring prior to the Closing Date. Buyer further agrees that all rights to indemnification or advancement of expenses now existing in favor of Covered Persons in any indemnification agreement between such person and the applicable Acquired Company, or under applicable Law, shall survive the Closing and continue in full force and effect in accordance with the terms of such agreement or applicable Law.

(b)           The Sellers intend that the Company acquire a six (6) year Discovery Period, effective as of the Closing Date, pursuant to the applicable provisions of the existing Directors, Officers and Private Company Liability Insurance Policy Number 01-369-49-11 issued by National Union Fire Insurance Company of Pittsburgh, Pa. (“D & O Tail Coverage”).  In the event the Company has not secured such D & O Tail Coverage by the Closing Date, Buyer shall cooperate, and shall cause the Company to cooperate, with Sellers in Sellers’ efforts to acquire the D & O Tail Coverage after the Closing Date.  The cost of the D&O Tail Coverage obtained after the Closing Date will be paid by Sellers.

(c)           In the event that Buyer, any Acquired Company or any of their respective successors or assigns after the Closing (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the applicable Acquired Company (or their successors or assigns) assume the obligations of Buyer and/or the applicable Acquired Company (or their successors or assigns) as contemplated by this Section 6.3; provided that this subsection (c) shall not apply to any merger or consolidation between the Buyer and another wholly owned Subsidiary of Parent so long as the Buyer causes Parent, prior to the consummation of such merger or consolidation, to assume the obligations of Buyer and/or the Acquired Companies, as applicable, as set forth in this Section 6.3.

(d)           Buyer and/or the applicable Acquired Company shall pay all reasonable expenses, including, without limitation, reasonable attorneys’ fees, that may be incurred by any Covered Person in enforcing the indemnity and other obligations provided in this Section 6.3; provided, however, that such Covered Person must qualify for indemnification pursuant to this Section 6.3 and otherwise satisfy the requirements for indemnification under the applicable Organizational Document and, if such asserted right is contested, it must have been Finally Determined that such Covered Person was entitled to such indemnification.  The provisions of this Section 6.3 shall survive the consummation of the Closing and expressly are intended to benefit each of the Covered Persons.  Notwithstanding anything to the contrary set forth in this Agreement, it is agreed that the rights of a Covered Person under this Section 6.3 shall be in addition to, and not a limitation of, any other rights such Covered Person may have under the Organizational Documents of the applicable Acquired Company, any other indemnification arrangements, the DGCL or otherwise, and nothing in this Section 6.3 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Covered Persons under the Organizational Documents of the applicable Acquired Company, any other indemnification arrangements, the DGCL or otherwise with respect to matters occurring prior to the applicable Closing Date.

ARTICLE VII

OTHER COVENANTS OF BUYER AND SELLERS

Section 7.1            Best Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their respective Best Efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the Contemplated Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Contemplated Transactions.

(b)           Each Party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the Contemplated Transactions.  If any Party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(c)           Sellers and Buyer shall, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties hereto to consummate the Contemplated Transactions, to use their respective Best Efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(d)           Sellers and Buyer agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Acquired Companies, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions.

Section 7.2            Certain Filings.

(a)           Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Contemplated Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)           In furtherance and not in limitation of the foregoing, Sellers and Buyer shall use their respective Best Efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the Contemplated Transactions as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within ten (10) Business Days in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Authority in respect of such filings or the transactions contemplated herein, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authority under any Antitrust Laws with respect to any such filing or the transaction contemplated herein.  Each such Party shall use its Best Efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions.  Each such Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communications with any Governmental Authority regarding any such filings.  No Party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other Parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 7.2 or otherwise as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.  In furtherance of the foregoing, both parties agree to use their respective Best Efforts to take any and all steps necessary to receive regulatory clearance under any Antitrust Laws to consummate the Contemplated Transactions, including litigating, pursuing or defending against any administrative or judicial action or proceeding (including any temporary restraining order or preliminary injunction) challenging any of the Contemplated Transactions as violative of any Antitrust Law.

Section 7.3            Public Announcements.  Sellers, on the one hand, and Buyer, on the other hand, shall not issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other (which approval will not be unreasonably withheld, delayed or conditioned) unless, in the reasonable judgment of Sellers or Buyer, as applicable, disclosure is otherwise required by applicable Law (including the United States securities laws); provided, that, to the extent any such disclosure is required by applicable Law, the Party or Parties intending to make such disclosure shall use its or their Best Efforts consistent with applicable Law to consult with the other(s) with respect to the content and timing of any such disclosure before such disclosure is made. Sellers and Buyer will consult with each other concerning the means by which employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of this Agreement and the Contemplated Transactions, and the Acquired Companies and Sellers will have the right to be present for any such communication.

Section 7.4            Employee Benefit Matters.  Employees of the Acquired Companies may be migrated to Buyer’s employee benefit plans provided such migration is on substantially the same terms, requirements and conditions as apply to similarly situated employees of Buyer.  Buyer hereby agrees that, from and after the Closing Date, Buyer shall cause the Acquired Companies to grant all employees of the Acquired Companies credit for any service with the Acquired Companies earned prior to the Closing Date (i) for eligibility, vesting and benefit accrual purposes (other than benefit accruals under a defined benefit pension plan) and (ii) for purposes of carryover of accrued and unused vacation balances under any benefit plan, program or arrangement established or maintained by or on behalf of the Acquired Companies on or after the Closing Date (the “New Plans”).  In addition, Buyer hereby agrees that it shall cause (i) the Acquired Companies to waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans, and (ii) any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of the Acquired Companies to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan.  Buyer shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation § 54.4980B-9.

Section 7.5            Preservation of Records.  Sellers and Buyer agree that, from and after the Closing, each of them shall preserve and keep, or cause to be preserved and kept, the records held by them (or their Affiliates and, in the case of Sellers, GLS) relating to the Business, the Acquired Companies or GLS for a period of seven (7) years from the Closing Date and shall make, or cause to be made, such records available to the other Party as may be reasonably requested by the other Party (i) in connection with, among other things, any Tax audits, any insurance claims by, Proceedings by or against, or governmental investigations of, Sellers, Buyer, GLS or any of their respective Affiliates or (ii) in order to enable Sellers or Buyer to comply with their respective obligations under the Transaction Documents and each other agreement, document or instrument contemplated thereby. The requesting Party or its Representatives shall be permitted to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require a Party to disclose, or cause to be disclosed, any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law.

Section 7.6            Tax Matters.

(a)           Straddle Period.  In the case of any Taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)           Responsibility for Filing Tax Returns.  Buyer shall prepare or caused to be prepared and file or caused to be filed all Tax Returns for the Company and its Subsidiaries which are filed after the Closing Date (other than income tax returns with respect to periods for which a consolidated, unitary or combined income tax return of Sellers will include the operations of the Company and its Subsidiaries).  Buyer shall deliver to Sellers copies of any Straddle Period Tax Returns (other than any such Straddle Period Tax Returns that are filed on a monthly basis) no later than twenty (20) calendar days before filing for approval by Sellers, which approval shall not be unreasonably withheld or delayed.  Promptly after such approval is given, but in no event later than the due date for filing such Straddle Period Tax Returns, the amount representing the liability for Pre-Closing Taxes on such Straddle Period Tax Returns shall be paid from (and to the extent of) the Escrow Funds in the Escrow Account, by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer to the Escrow Agent, (and Buyer and Sellers shall deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to promptly make such payment).  Buyer shall within ten (10) Business Days provide copies of any Straddle Period Tax Return filed, in each case together with proof of full payment of all liabilities shown thereon and evidence of timely filing thereof.

(c)           Cooperation of Tax Matters.  (i) Buyer, the Company and its Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           The Company and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company and its Subsidiaries or Sellers, as the case may be, shall allow the other Party to take possession of such books and records; (ii) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby); and (iii) Buyer and Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

(e)           Tax Sharing Agreements.  Except with respect to Tax sharing or similar agreements solely between or among the Company and its Subsidiaries, all Tax sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date, and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(f)            Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Any amounts required to be paid by Sellers pursuant to this Section 7.6(f) shall be from the Escrow Account.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1            Conditions to Obligations of Buyer and Sellers.  The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver by each Party on or prior to the Closing Date of each of the following conditions:

(a)           The Parties shall have received the consents on Schedule 3.3(b), or the waiting periods and any other obligations or requirements applicable to the transactions contemplated herein under the HSR Act or any other Antitrust Laws shall have expired or been complied with, as applicable, or early termination shall have been granted;

(b)           No Law shall be in effect which would prohibit or make illegal the consummation of any of the Contemplated Transactions;

(c)           Since December 31, 2009, no Material Adverse Effect shall have occurred and be continuing; and

(d)           No Governmental Authority shall have issued any Order (and no Proceeding seeking any of the foregoing shall be pending), which restrains, enjoins or prohibits the consummation of the Contemplated Transactions.

Section 8.2            Conditions to Obligation of Buyer. In addition to the conditions set forth in Section 8.1 above, the obligations of Buyer to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer on or prior to the Closing Date, of each of the following further conditions:

(a)           Each of the representations and warranties of Sellers set forth in Article III of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date as if made on such date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 8.2 shall be deemed satisfied unless the effect of all such breaches of representations and warranties, taken together as a whole, would reasonably be expected to have a Material Adverse Effect on the Acquired Companies;

(b)           Sellers shall have performed and complied in all respects with all covenants and obligations under Sections 2.5 and 5.5 of this Agreement required to be performed and complied with by them as of the Closing Date, including the satisfaction of the delivery requirements set forth in Section 2.5, and Sellers shall have performed and complied in all material respects with all of their other covenants and obligations under this Agreement required to be performed and complied with by them as of the Closing Date;

(c)           All consents of third parties required by the agreements listed in Schedule 8.2(c) shall have been obtained; and

(d)           Written evidence (which shall be reasonably satisfactory to Buyer) that Sellers’ brokers, lawyers and advisors have been paid for their services in connection with the transactions contemplated hereby (or that provision for payment by Sellers has been made, including, without limitation, by written direction by Sellers that a specified portion of the

Directed Closing Purchase Price be applied to payment for services), to the extent the Acquired Companies would have liability for payment for such services; and

(e)           No Governmental Authority shall have issued any Order (and no Proceeding (other than any Proceeding brought or threatened by Parent, Buyer or any Affiliate thereof) seeking any of the foregoing shall be pending), which restrains, enjoins or prohibits the consummation of the Contemplated Transactions.

Section 8.3            Conditions to Obligation of Sellers. In addition to the conditions set forth in Section 8.1 above, the obligations of Sellers to consummate the Closing shall be subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Sellers, on or prior to the Closing Date, of each of the following further conditions:

(a)           Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the Closing Date as if made on such date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except for such breaches or inaccuracies of the representations and warranties of Buyer that would not, individually or in the aggregate, have a Material Adverse Effect with respect to Parent or Buyer;

(b)           Buyer shall have performed and complied in all respects with all covenants and obligations under Section 2.4 of this Agreement required to be performed and complied with by it as of the Closing Date, including the satisfaction of the delivery requirements set forth in Section 2.4, and Buyer shall have performed and complied in all material respects with all of its other covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing Date;

(c)           Written evidence (which shall be reasonably satisfactory to Sellers) of the establishment of the $5,000,000 stock award pool pursuant to Section 2.9; and

(d)           No Governmental Authority shall have issued any Order (and no Proceeding (other than any Proceeding brought or threatened by any Acquired Company or Seller or any of their respective Affiliates) seeking any of the foregoing shall be pending), which restrains, enjoins or prohibits the consummation of the Contemplated Transactions.

Section 8.4            Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived following the Closing.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1            Survival. The representations and warranties of the Parties under this Agreement shall survive the execution and delivery of this Agreement and the occurrence of the Closing and shall continue in full force and effect (a) in the case of any representation and warranty of the Sellers set forth in Section 3.1, 3.2, 3.4, 3.17, 3.18 or 3.19, and any representation and warranty of the Parent and Buyer set forth in Section 4.1 or 4.2, until the eighteen (18) month anniversary of the Closing Date and (ii) in the case of each other representation and warranty of the Sellers, Parent or Buyer, until the twelve (12) month anniversary of the Closing Date.  The covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall continue in full force and effect after the Closing until performed in accordance with their terms or, if earlier, the eighteen (18) month anniversary of the Closing Date.  The covenants or agreements contained in this Agreement that by their terms are to be performed solely between the date hereof and the Closing shall not survive the Closing.  No action for a breach of any representation or warranty contained in this Agreement shall be brought after the expiration of the survival of such representation or warranty, except for claims of which a Party has received written notification prior to such expiration setting forth in reasonable detail the nature of such claim (including a reasonable specification of the legal and factual basis for such claim).  This Section 9.1 shall not restrict or limit a Party’s right to commence any claim with respect to any covenant or agreement of the Parties contained in this Agreement which by its terms contemplates performance, in whole or in part, after the Closing.

Section 9.2            Indemnification by Sellers.

(a)           From and after the Closing Date, to the extent provided in this Article IX, Sellers shall indemnify Buyer, its Affiliates and each of their respective officers, directors, employees and agents (collectively, “Buyer Indemnitees”) against and hold them harmless from any loss, liability, cost or expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by such Buyer Indemnitees to the extent arising from (i) any breach of any representation or warranty of a Seller contained in this Agreement (other than a breach of Section 3.19, to the extent that such Losses arising from such breach constitute Pre-Closing Taxes), (ii) any breach of any covenant or undertaking of a Seller contained in this Agreement, (iii) all Pre-Closing Taxes,  except to the extent that a breach by Buyer of its obligations contained in Section 7.6(b) results in Losses but only to the extent that such breach increases such Losses, or (iv) any failure by GLS to withhold payroll taxes for its Iraqi national employees (to the extent required under applicable Law) from June 27, 2004 to the Closing Date (it being understood that any Losses suffered or incurred by the Buyer Indemnitees pursuant to this clause (iv) shall be limited to 49% of any Losses suffered or incurred by GLS). Notwithstanding the foregoing, the Buyer Indemnitees shall not be entitled to indemnification for (A) those portions of any Losses that represent lost profits, diminution in value, restitution, mental or emotional distress, exemplary, consequential, incidental, special or punitive damages except to the extent that any of the same are paid by a Buyer Indemnitee to a third party in connection with a claim asserted by such third party; or (B) those portions of any Losses (i)  paid for by any Acquired Company in the Financial Statements prior to the Closing Date or otherwise paid or provided for (directly, and not through any Acquired Company) by a Seller or any of its Affiliates, (ii) that are reimbursed from insurance proceeds actually received and retained, or (iii) that have arisen as a result of any act or omission by Buyer or any of its Affiliates on or after the Closing Date (including, without limitation, Losses resulting from any change in accounting principles, practices or methodologies and Losses arising from any breach of its obligations under this Agreement.  Solely for purposes of this Article IX, any determination of whether a breach of any representation or warranty of a Seller contained in Section 3.17 or 3.18 of this Agreement has occurred shall be made disregarding the disclosure of the Specified Lawsuits on the Disclosure Schedule.  Notwithstanding anything to the contrary set forth in this Agreement,

(i) the Buyer shall assume and control the defense of each Specified Lawsuit (whereupon the provisions set forth in Section 9.6(b) which govern a Third Party Proceeding if the Indemnifying Party has not assumed and controlled the defense of such Third Party Proceeding in accordance with Section 9.6(b) shall apply to such Specified Lawsuit (including the provisions therein governing settlement of a Third Party Proceeding)), unless it would be reasonably expected that at least 50% of the reasonably estimated Losses for which the Acquired Companies would be liable thereunder would be paid from the Escrow Funds (assuming that the Buyer Indemnitees would be entitled to indemnification therefor pursuant to this Article IX and after giving effect to the Deductible), in which case the Sellers may elect, in their sole discretion, by written notice to the Buyer, to assume and control the defense of such Specified Lawsuit (whereupon the provisions set forth in Section 9.6(b) which govern a Third Party Proceeding already assumed and controlled by the Indemnifying Party would apply (including the provisions therein governing settlement of a Third Party Proceeding)), and (ii) the Sellers and the Buyer shall consult with each other regarding any material decisions to be made in connection with the defense of each Specified Lawsuit.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, (i) no Buyer Indemnitee shall be entitled to reimbursement or indemnification from Sellers with respect to any inaccuracies in or breaches of the representations and warranties made by Sellers (or either of them) hereunder unless (x) the Loss related to each individual claim or series of related claims exceeds Fifty Thousand Dollars ($50,000), and (y) the aggregate amount of such Losses suffered or incurred by all Buyer Indemnitees (after giving effect to the limitation in clause (x) above) exceeds an amount equal to Five Million Dollars ($5,000,000) (the “Deductible”), and then only for the amount by which such Losses exceed the Deductible, and (ii) in no event shall Sellers’ aggregate liability under Section 9.2(a) exceed Thirty Five Million Five Hundred Thousand Dollars ($35,500,000).  For avoidance of doubt, the Deductible shall not apply to claims for indemnification by the Buyer Indemnitees (or any of them) with respect to breaches of the covenants or agreements of the Sellers set forth in this Agreement.

Section 9.3            Indemnification by Buyer.  From and after the Closing Date, to the extent provided in this Article IX, Buyer shall indemnify, and shall cause the Acquired Companies to indemnify, jointly and severally, Sellers and their respective Affiliates, officers, directors, employees and agents  (“Seller Indemnitees”) against and hold them harmless from any Losses suffered or incurred by such Seller Indemnitees to the extent arising from (i) any breach of any representation or warranty of Buyer contained in this Agreement, (ii) any breach of any covenant or undertaking of Buyer contained in this Agreement, (iii) all Post-Closing Taxes, (iv) except with respect to any matter for which Buyer is indemnified under Section 9.2, the operation of the Acquired Companies and its Business from and after the Closing Date, (v) subject to Section 3.18, the WARN Act (or any similar foreign, state or local Law), to the extent any mass layoff or termination, as defined by the WARN Act, is commenced or otherwise initiated after the Closing and authorized by Buyer; provided said indemnification obligation does not inure directly to the benefit of any individual or group of employees, officers, or agents of the Acquired Companies, or (vi) subject to Section 3.18, any claims for severance or other termination benefits asserted against Sellers or their Affiliates by any employee of any Acquired Company who is terminated from and after the Closing, except for such terminations that were commenced or otherwise initiated prior to the Closing by written notice of termination given to the employee (whether subject to the expiration of a notice period or otherwise); provided, that, for avoidance of doubt, any claims for severance by any such employees shall, as between the Acquired Companies, Buyer and their Affiliates, on the one hand, and such employees, on the other hand, be governed by the applicable severance agreements or policies of Buyer in effect at the time of termination.  Notwithstanding the foregoing, the Seller Indemnitees shall not be entitled to indemnification for (A) those portions of any Losses that represent lost profits, diminution in value, restitution, mental or emotional distress, exemplary, consequential, incidental, special or punitive damages except to the extent that any of the same are paid by a Seller Indemnitee to a third party in connection with a claim asserted by such third party; or (B) those portions of any Losses (i) that are reimbursed from insurance proceeds actually received and retained, or (ii) that have arisen as a result of any act or omission by any Seller or any of its Affiliates on or after the Closing Date.

Section 9.4            Single Recovery.  Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the set of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or undertaking, or one or more rights to indemnification, including any matter for which any reserve or accrual has been established in the Financial Statements or in the books and records of the Acquired Companies in accordance with GAAP.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that any fact, event or circumstance which results in an adjustment to the purchase price pursuant to Section 2.6 hereof would also constitute a breach or inaccuracy of any of a Party’s representations, warranties, covenants or agreements under this Agreement or otherwise result in a Loss to the other Party, such Party shall have no obligation to indemnify any Indemnified Party, as applicable, with respect to such breach or inaccuracy to the extent that (i) recovery for any such Loss would constitute a duplicative payment of amounts recovered as a purchase price adjustment pursuant to Section 2.6, or (ii) such Loss was reflected as a liability on the Closing Balance Sheet.

Section 9.5            Exclusive Remedy.  Except as otherwise provided in Section 2.6 (Purchase Price Adjustment), Section 2.8 (GLS Related Payments), or Section 11.17 (Specific Performance), Parent, Buyer and Sellers each acknowledge and agree, for themselves and on behalf of their respective Affiliates, that, from and after the Closing, the sole and exclusive remedy for any and all claims relating to breaches of representations, warranties, covenants and undertakings contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX.  In furtherance of the foregoing, Parent, Buyer and Sellers hereby waive, for themselves and on behalf of their respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights of rescission with respect to the consummation of the Contemplated Transactions.

Section 9.6            Indemnification Procedures.

(a)           If a Buyer Indemnitee or Seller Indemnitee seeks to make a claim for indemnification pursuant to Section 9.2 or 9.3 (other than in respect of a third party claim, action or proceeding referred to in Section 9.6(b)) (the “Indemnified Party”), the Indemnified Party shall provide written notice of such claim to the Party or Parties from whom such indemnification is sought with respect thereto (collectively, an “Indemnifying Party”), setting forth the nature of the claim and the basis for indemnification hereunder (to the extent known to the Indemnified Party).

(b)           If, following the Closing, any claim is asserted or action or proceeding commenced or threatened by a third party against an Indemnified Party that would reasonably be expected to give rise to a claim for indemnification by such Indemnified Party against the Indemnifying Party pursuant to Section 9.2 or 9.3 (each, a “Third-Party Proceeding”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such asserted, commenced or threatened Third-Party Proceeding and the basis for indemnification thereunder (to the extent known to the Indemnified Party).  The failure to provide such notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure adversely prejudices in any significant respect the Indemnifying Party hereunder.  The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Proceeding giving rise such claim for indemnification at such Indemnifying Party’s sole cost and expense, and, at its option (and its sole cost and expense), shall be entitled to assume and control the defense thereof by appointing a reputable counsel reasonably satisfactory to the Indemnified Party to be the lead counsel in connection with such defense, and shall diligently and in good faith prosecute such Third-Party Proceeding to a final conclusion or settlement (subject to the applicable limitations on settlement set forth in this Section 9.6).  As soon as reasonably practicable (but no later than ten (10) Business Days after the Indemnifying Party’s receipt of notice from the Indemnified Party of such asserted, commenced or threatened Proceeding), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party desires, at its sole cost and expense, to participate in, or, at its election, assume and control, the defense of such Third-Party Proceeding.  The Indemnified Party shall be entitled to participate in the defense of such Third-Party Proceeding (but shall not be entitled to control such defense, if the Indemnifying Party has timely notified the Indemnified Party of its election to assume and control such defense) and to employ separate counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, unless, in the Indemnified Party’s good faith judgment, it is advisable, based on the advice of counsel, for the Indemnified Party to be represented by separate counsel because of a conflict or potential conflict between the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party may employ separate counsel, at the Indemnifying Party’s expense, to participate in such defense with respect to such matters as to which such conflict exists.  If the Indemnifying Party shall assume and control the defense of any such Third-Party Proceeding in accordance with this Section 9.6(b), the Indemnified Party agrees to provide reasonable cooperation to (and, during normal business hours and upon reasonable prior notice, to provide access to all relevant documents and records and to make all relevant personnel available to) the Indemnifying Party and its counsel in the defense of such Third-Party Proceeding.  If the Indemnifying Party shall not assume and control the defense of such Third-Party Proceeding in accordance with this Section 9.6(b), (i) the Indemnified Party will not consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to such Third-Party Proceeding without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed, and (ii) the Indemnifying Party shall not be liable under this Article IX for any judgment, settlement, compromise or discharge of such Third-Party Proceeding made by the Indemnified Party not made in accordance with clause (i) above.  If the Indemnifying Party shall assume and control the defense of any such Third-Party Proceeding in accordance with this Section 9.6(b), the Indemnifying Party shall be entitled, in its sole discretion, to consent to the entry of any judgment, or enter into any settlement, compromise or discharge, with respect to such Third-Party Proceeding; provided however, that the Indemnifying

Party shall obtain the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, before approving any judgment with respect to such Third-Party Proceeding, or entering into any settlement, compromise or discharge of such Third-Party Proceeding, if (i) pursuant to, or as a result of, such judgment, settlement or compromise, injunctive or other equitable relief will be imposed against the Indemnified Party or any of its Affiliates, (ii) such judgment, settlement or compromise does not include an unconditional release of the Indemnified Party from all liabilities with respect to such Third-Party Proceeding (other than solely with respect to the Deductible (to the extent such liabilities would constitute Losses to which the Deductible would be applicable in accordance with the applicable provisions of Section 9.2 or Section 9.3) in which case the amount thereof shall be deemed applied to the satisfaction of such Deductible), (iii) such judgment, settlement, compromise or discharge contains or involves (x) an admission or statement providing for or acknowledging any criminal wrongdoing or liability on behalf of the Indemnified Party or any of its Affiliates or (y) the debarment or suspension by a Governmental Authority of competent jurisdiction of the Indemnified Party or any of its Affiliates from being awarded future Government Contracts, or (iv) if the Indemnifying Party consists of one or both of the Sellers, the then-remaining Escrow Funds shall be insufficient to satisfy any liabilities resulting from such judgment, settlement, compromise or discharge (unless the Indemnifying Party has agreed in writing to be responsible for satisfying any such liabilities, to the extent the then-remaining Escrow Funds shall be insufficient for such purpose).

(c)           Adjustments for Insurance and Taxes.  Each Loss which an Indemnifying Party is required to pay pursuant to this Article IX shall be reduced (i) by any amounts actually recovered and retained by or on behalf of the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible for such Loss (it being understood that each Indemnified Party shall be required to use its Best Efforts to pursue all available insurance recoveries in connection with any indemnification claim hereunder), and (ii) to take account of any reduction of net Taxes actually realized by the Indemnified Party as a direct result of such Loss (determined after properly taking into account the actual and reasonably anticipated effect on (including increase of) Taxes (including future Taxes) of the Indemnified Party or any Affiliate thereof as a result of any indemnification amount paid or payable for such Loss under this Article IX). If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Loss or obtains any reduction of net Taxes, in each case, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(d)           Recovery for Claims for Indemnification.  Notwithstanding anything to the contrary set forth in this Agreement, from and after the Closing, the aggregate liability of Sellers in respect of all claims for indemnification of the Buyer Indemnitees, or any of them, and the aggregate amount of Losses indemnifiable under this Agreement in respect thereof, at any time shall in no event exceed the Escrow Funds then remaining in the Escrow Account and all claims for indemnification by the Buyer Indemnitees, or any of them, pursuant to this Article IX shall be asserted solely against the Escrow Funds then remaining in the Escrow Amount pursuant to the Escrow Agreement and such Escrow Funds shall be the sole and exclusive source of recovery for the Buyer Indemnitees, or any of them, for any amounts owing to them pursuant to this Article IX.  Upon the Final Determination of any amount of Losses to which any Buyer Indemnitee shall be entitled to indemnification pursuant to this Article IX, Buyer and Sellers shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse such amount from the then-remaining Escrow Funds in the Escrow Amount in accordance with the separate written payment instructions of the Buyer Indemnitee.

(e)           Mitigation.  Each Indemnified Party shall use its Best Efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Article IX.  In the event that an Indemnified Party shall fail to use its Best Efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Sellers nor Buyer, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had used such Best Efforts.

(f)            Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other persons with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party or its Affiliates may have.

(g)           Treatment of Indemnity Claims.  Any indemnification payment made by a Party pursuant to this Article IX shall be treated as an adjustment to the Purchase Price hereunder and no party shall take any position inconsistent with such characterization.

ARTICLE X

TERMINATION; EFFECT OF TERMINATION

Section 10.1          Grounds for Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:

(a)           by the mutual written agreement of Sellers and Buyer;

(b)           by Buyer if the Closing has not occurred on or prior to the Outside Date, provided that Buyer is not at the time of such election to terminate in breach in any material respect of any of its obligations hereunder;

(c)           by Sellers if the Closing has not occurred on or prior to the Outside Date, provided that Sellers are not at the time of such election to terminate in breach in any material respect of any of their obligations hereunder;

(d)           by Sellers if there has been a breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement, including, but not limited to, those provisions relating to any financing of the purchase of the Shares, which breach shall have had or is reasonably like to have, individually or in the aggregate, a material adverse effect upon Buyer’s or Parent’s ability to consummate the Contemplated Transactions (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within five (5) Business Days after the receipt of notice thereof from Sellers, it being understood and agreed that this Agreement may not be terminated pursuant to this Section 10.1(d) during such five Business Day Period or following such five Business Day period if such breach is cured during such five Business Day period);

(e)           by Sellers or Buyer if there shall be in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; it being agreed that the Parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to a Party if such Order was primarily due to the failure of such Party or Parties to perform any of its or their obligations under this Agreement; or

(f)            by Sellers or Buyer if any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the obligations of the terminating Party or Parties to perform its or their obligations hereunder, unless the occurrence of such event shall be due to the failure of the terminating Party or Parties to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such Party or Parties prior to the Closing.

Section 10.2          Procedure and Effect of Termination.  In the event of the termination and abandonment of this Agreement by Sellers or Buyer pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other Party.  If this Agreement is terminated and the Contemplated Transactions are abandoned as provided herein:

(a)           Each Party will redeliver all documents, work papers and other material of any other Party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided that each Party may retain one copy of all such documents for archival purposes in the custody of its outside or in-house counsel;

(b)           All confidential information received by any Party hereto with respect to the business of any other Party or its Affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement entered into between the Company and Parent, which shall survive the termination of this Agreement; and

(c)           All filings, applications and other submission made to any Person, including any Governmental  Authority, in connection with the Contemplated Transactions shall, to the extent practicable, be withdrawn from such Person.

Section 10.3          Effect of Termination.  If this Agreement is terminated and the Contemplated Transactions are abandoned in accordance with Section 10.1, this Agreement shall become void and of no further force and effect (other than Section 6.1, Section 7.3, Section 10.2, this Section 10.3, and Article XI, each of which shall survive the termination of this Agreement and be enforceable by the Parties), and there shall be no liability or obligation on the part of any Party to any other Party, except for breaches of this Agreement prior to the time of such termination and, in the case of Buyer, any failure of Buyer or Parent to have sufficient immediately available funds for the consummation of the Contemplated Transactions.  Nothing in this Article X shall be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1          Notices.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to or (c) when successfully transmitted by fax (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above) to, the Party for whom intended, at the address or fax number for such Party set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice, provided, however, that the day any notice of change of address or telecopier number shall be effective only upon receipt):

(a)                                 if to Veritas or a Seller, to:

c/o Veritas Capital Fund Management, L.L.C.

590 Madison Avenue, 41st Floor

New York, New York 10022

Facsimile No.: (212) 688-9411

Attention: Robert B. McKeon

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Facsimile No.: (212) 593-5955

Attention: Benjamin M. Polk, Esq.

(b)                                 if to Parent or Buyer, to:

c/o AECOM Technology Corporation

555 S. Flower Street, Suite 3700

Los Angeles, CA 90071

Attention: Messrs. James Jaska and Eric Chen

Facsimile: (213) 593-8727

Section 11.2          Amendments and Modifications.  Any provision of this Agreement may be amended or modified only by a written instrument signed by all of the Parties hereto.

Section 11.3          Waiver.  No waiver hereunder shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 11.4          Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement, the transactions contemplated hereby, and the consummation of the transactions contemplated hereby, including any advisor fees and expenses, whether or not the transactions contemplated hereby are consummated (a) by Veritas, Sellers or any of their respective Affiliates (including, for costs incurred prior to the Closing, the Acquired Companies) shall be paid by Sellers, and (b) by Parent, Buyer or any of their respective Affiliates (including, for costs incurred following the Closing, the Acquired Companies) shall be paid by Buyer. Notwithstanding the foregoing, Buyer shall be responsible for paying the filing fee required to be paid by the Sellers or any of their Affiliates under the HSR Act or any other Antitrust Law, but not the other costs and expenses of the Sellers and their Affiliates related thereto.

Section 11.5          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Party.  Notwithstanding the foregoing, Buyer shall have the right to assign all or certain provisions of this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of Sellers, (i) to any Affiliate of Buyer (unless to do so would restrict or delay the consummation of the transactions contemplated hereby), (ii) at any time after the Closing, to any purchaser of any or all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of Buyer or (iii) to any of Buyer’s financing sources for the Contemplated Transactions, as collateral; provided that, in the case of each of clauses (i) through (iii), no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.

Section 11.6          Parties in Interest.  This Agreement will be binding upon, inure solely to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

Section 11.7          Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York (without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

Section 11.8          Jurisdiction.

(a)           Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder (other than with respect to any dispute arising under Section 2.6, which shall be governed by the procedure specified therein), or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts of the State of New York located in the Borough of Manhattan, City of New York, State of New York or the United States District Court for the Southern District of New York.  Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.

(b)           Subject to the provisions of Section 2.6 (which shall govern any dispute arising thereunder), each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 11.1, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.9          Waiver of Jury Trial.

(a)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.9(A) AND EXECUTED BY EACH OF THE PARTIES HERETO).  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

(b)           EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS,  (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.

Section 11.10       Relationship of the Parties. The Parties agree that this is an arm’s length transaction in which the Parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement.  Each of Parent and Buyer acknowledges that it is a sophisticated investor and that it has only a contractual relationship with Sellers, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between either Seller, on the one hand, and Parent or Buyer, on the other hand.

Section 11.11       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto.  Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12       Third Party Beneficiaries. Except as otherwise provided herein with respect to the Seller Indemnitees, the Buyer Indemnitees, and the Covered Persons, the representations, warranties and agreements of the Parties contained herein are intended solely for the benefit of the Party to whom such representations, warranties or agreements are made, shall confer no rights hereunder, whether legal or equitable, in any other Person, and no other Person shall be entitled to rely thereon.

Section 11.13       Entire Agreement.  This Agreement (including the other Transaction Documents and the other documents and instruments referred to herein and therein), the Confidentiality Agreement entered into by Parent and the Company and the schedules attached hereto sets forth the entire agreement and understanding of the Parties in respect of the Contemplated Transactions and supersedes all prior discussions, negotiations, agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

Section 11.14       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.15       Specific Performance.  Each of the Sellers, Parent and Buyer acknowledges and agrees that irreparable injury to the other Party or Parties may occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that will be suffered in the event that this Agreement was breached.  It is accordingly agreed that Sellers, Parent, and Buyer shall each be entitled, in addition to any other remedy to which they are entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any violation of, the terms hereof, and the other Party or Parties will not take action, directly or indirectly, in opposition to the Party or Parties seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11.16       Representation by Counsel.  Each Party hereto acknowledges that it has been represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement.  Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

Section 11.17       Rules of Construction, etc.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.  Each Schedule which is a part of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other Schedule which is a part of the Disclosure Schedule to the extent that it is reasonably apparent that such disclosure applies to such other Schedule.  The disclosure of any matter on any Schedule hereto shall not be deemed to constitute an admission or indication by Parent, Buyer, Veritas, or a Seller, or to otherwise imply, that any such matter is material for the purposes of this Agreement.  Nor shall any disclosure on a Schedule be deemed to constitute an acknowledgment that any such matter is required to be disclosed.  No disclosure on any Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that breach or violation exists or has actually occurred.  The disclosure of any matter in any Schedule hereto is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by a Seller not expressly set out in the Agreement, nor to be treated as adding to or extending the scope of any of the representations or warranties of a Seller in the Agreement.

Section 11.18       Headings.  Headings of the Articles and Sections of this Agreement, and the Table of Contents are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 11.19       Non-Recourse.  No past, present or future director, officer, employee, incorporator, agent, attorney or representative of the Acquired Companies, Sellers, Parent or Buyer or any of their respective Affiliates shall have be deemed to (i) have made any representations or warranties in connection with the Contemplated Transactions, or (ii) have any personal liability to Parent, Buyer or a Seller, as the case may be, for any obligations or liabilities of a Seller, or Parent or Buyer, as the case may be, under this Agreement for any claim based on, in respect of, or by reason of, the Contemplated Transactions. It is further understood that any certificate or certification contemplated by this Agreement and executed by an officer or other representative of a Party shall be deemed to have been delivered only in such officer’s or representative’s capacity as an officer or representative, as applicable, of such Party (and not in his or her individual capacity) and shall not entitle any Party to assert a claim against such officer or representative in his or her individual capacity.

Section 11.20       No Set-Off.  The obligation of Buyer to pay to Sellers the Purchase Price and any other payments hereunder, or under any agreements entered into in connection with the transactions contemplated hereby, shall not be subject to any right of set-off against any of Sellers’ respective obligations whatsoever, and each of Parent and Buyer hereby irrevocably waives any and all such rights.

Section 11.21       Inconsistencies with Other Agreements.  In the event of any inconsistency between the provisions in the body of this Agreement and those in the other Transaction Documents referred to herein, the provisions in the body of this Agreement will prevail and govern.

Section 11.22       Obligations of Sellers and Buyer. Whenever this Agreement requires an Acquired Company which is a Subsidiary of a Seller to take any action, that requirement shall be deemed to include an undertaking on the part of such Seller to cause that Acquired Company to take that action.  Whenever this Agreement requires a Subsidiary of Parent or Buyer to take any action, that requirement shall be deemed to include an undertaking on the part of Parent or Buyer to cause that Subsidiary of Parent or Buyer, as the case may be, to take that action.

Section 11.23       Interpretation.

(a)           An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 30, 2010.

(c)           The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)           References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(e)           All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f)            Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

(g)           Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(h)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(i)            “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(j)            References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  The disclosure of the name of, or any party to, a Contract, or the terms or conditions of a Contract, in any Schedule is subject to the restrictions set forth in such Contract or under applicable Law with respect to such disclosure, and no representations or warranties of a Seller in Article III shall be deemed to be untrue or inaccurate by reason of the disclosure in a Schedule being omitted or otherwise limited in order to comply with such restrictions.

(k)           References to any Person include the successors and permitted assigns of that Person.

(l)            The word “day”, unless otherwise indicated, shall be deemed to refer to a calendar day.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(m)          References to “law”, “laws” or to a particular statute or law shall be deemed to refer to such statute or law as amended from time to time, and to the rules and regulations promulgated thereunder.

(n)           Notwithstanding anything to the contrary set forth in this Agreement, no representation or warranty regarding or relating to (i) environmental matters is being made,

except as set forth in Section 3.16, (ii) employee benefit matters is being made, except as set forth in Section 3.17, or (iii) Tax matters, is being made, except as set forth in Section 3.19.

Section 11.24       Parent Guarantee.  Parent hereby unconditionally and absolutely guarantees to Sellers, the Seller Indemnitees and the Covered Persons the due and punctual full payment, performance and discharge of all covenants, agreements and other obligations of Buyer hereunder, including, but not limited to, Buyer’s obligation to pay the Purchase Price pursuant to Section 2.2, Buyer’s obligation to pay the Net Working Capital Excess (if any) pursuant to 2.6(f) or any amounts pursuant to Section 2.8, and Buyer’s indemnification obligations pursuant to Article IX, and Parent shall make prompt payment (after written demand by any such Person) to such Person for any amount thereof.  The foregoing guarantee shall be direct, absolute, irrevocable, and unconditional and shall not be impaired irrespective of any assignment, modification, waiver, release, supplement extension or other change in the terms of all or any of the obligations of Buyer hereunder or the obligation of the Company or any of its Subsidiaries for any other reason whatsoever.  Parent and Buyer hereby waive any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Sellers exhaust any right or take any action against Parent, Buyer or the Company or any Subsidiary thereof in respect of any of their obligations hereunder or otherwise.  The Parties agree that there are no third party beneficiaries to this guarantee (other than the Seller Indemnities and the Covered Persons), and no one other than Sellers, the Seller Indemnitees and the Covered Persons shall be entitled to rely on, or shall be entitled to enforce the provisions of, this Section.

Section 11.25       Veritas Guarantee.  Veritas hereby unconditionally and absolutely guarantees to Buyer the due and punctual full payment of Sellers’ obligation to pay the unsatisfied portion of the Net Working Capital Shortfall pursuant to Section 2.6(f)(i), and Veritas shall make prompt payment (after written demand by Buyer) to Buyer for the amount thereof.  The foregoing guarantee shall be direct, absolute, irrevocable, and unconditional and shall not be impaired irrespective of any assignment, modification, waiver, release, supplement extension or other change in the terms of all or any of the obligations of Sellers hereunder or the obligation of Sellers for any other reason whatsoever.  Veritas and Sellers hereby waive any requirement of promptness, diligence or notice with respect to the foregoing guaranty and any requirement that Buyer exhaust any right or take any action against Sellers in respect of any of its obligations hereunder or otherwise.  The Parties agree that there are no third party beneficiaries to this guarantee, and no one other than Buyer shall be entitled to rely on, or shall be entitled to enforce the provisions of, this Section.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MT HOLDING LLC

By:	/s/ Robert B. McKeon
Robert B. McKeon
Authorized Signatory

T&A HOLDING LLC

By:	/s/ Robert B. McKeon
Robert B. McKeon
Authorized Signatory

SOLELY FOR PURPOSES OF ARTICLE XI HEREOF:

THE VERITAS CAPITAL FUND II, L.P.

By:	/s/ Robert B. McKeon
Robert B. McKeon
Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AECOM GOVERNMENT SERVICES, INC.

By:	/s/ Jeffrey Casperaites
Name: Jeffrey Casperaites
Title: Vice President, Chief Financial Officer

SOLELY FOR PURPOSES OF ARTICLE XI HEREOF:

AECOM TECHNOLOGY CORPORATION

By:	/s/ Eric Chen
Name: Eric Chen
Title: SVP, Corporate Finance